Registration Statement No. 333-293111

Filed Pursuant to Rule 424(b)(3)

Dated February 2, 2026

PROSPECTUS

KARBON-X CORP.

This Prospectus (this “Prospectus”) relates to the offer and sale from time to time by the Selling Stockholders (the “Selling Stockholders”) of up to 13,814,000 shares of common stock, par value $0.001 (“Common Stock”), of Karbon-X Corp., a Nevada corporation.

We are registering the resale of (i) 3,108,000 shares of Common Stock that are issuable upon conversion of a Convertible Promissory Note entered into on January 8, 2026 for a total amount of $25,000,000 (the “Note”), between us and Mast Hill Fund, L.P., a Delaware limited partnership (“Mast Hill” or the “Selling Stockholder”); (ii) 250,000 shares of Common Stock issuable upon exercise of a common stock purchase warrant (the “First Warrant”) issued to Mast Hill in connection with the First Tranche of the Note; and 10,456,000 shares of Common Stock that are issuable under a Convertible Promissory Note entered into on January 8, 2026 for $1,682,000 (the “Maintenance Agreement Note”), between us and Mast Hill entered into in connection a Maintenance Agreement between the Company and Mast Hill on January 7, 2025 (the “Maintenance Agreement”).

The resale of the 13,814,000 shares by the Selling Stockholder pursuant to this Prospectus is referred to as the “Offering.”

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder. We have, however, received proceeds from the First Tranche of the Note in the gross amount of $500,000, may receive proceeds from the proceeds of the remainder of the Note and may receive revenue from the Maintenance Agreement..

On January 8, 2026, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Mast Hill Fund pursuant to which we entered into the Note and the Warrants. In exchange for a promissory note, Mast Hill agreed to lend the Company up to $25,000,000, which bears interest at a rate of ten percent (10%) per annum, less $2,500,000 original issue discount. On January 8, 2026 we entered into the First Tranche of the Note for a total of $500,000, less $50,000 in original issue discount. less $18,000 in broker fees and less $12,500 in legal fees. From the proceeds of that First Tranche, we paid a previous promissory note to Labrys Fund II, L.P. in the amount of $247,940.30. Each Tranche of the Note shall be due and payable 12 months from the date of issuance. As additional consideration for the First Tranche financing, the Company issued Mast Hill a 5-year warrant to purchase 250,000 shares of Company common stock at a fixed price of $0.001 per share, subject to price adjustments for certain actions, including dilutive issuances below the exercise price of such warrants.

If (i) an Event of Default (as defined in the Note) has not occurred under the Note, (ii) no event has occurred that, with the passage of time, would be an Event of Default (as defined in the Note) under the Note, (iii) the Common Stock is listed or quoted for trading on a Principal Market (which includes among other markets the OTCQX), (iv) the Company has not breached any covenant, agreement, or other term or condition contained in the Transaction Documents, and (v) there is a non-stale registration statement of the Company, which was declared effective by the SEC within one hundred twenty (120) calendar days after the date of this Agreement and contains a Prospectus that complies with Section 5(b) and Section 10 of the Securities Act of 1933, and covers Mast Hill’s immediate resale of all of the Conversion Shares and Warrant Shares with respect to the First Tranche and Second Tranche at prevailing market prices (and not fixed prices) without any limitation (all of the aforementioned conditions in (i) through (v) of this sentence are referred to herein as the “Additional Funding Conditions”), then, at the Company’s option, which may be exercised by giving written notice to Mast Hill within one hundred twenty (120) calendar days after the date of this Agreement so long the Additional Funding Conditions are satisfied (the “Funding Notice”), Mast Hill shall fund the purchase price of an additional $450,000.00 (the “Second Tranche”) under the Note within ten (10) calendar days after Mast Hill’s receipt of the Funding Notice (the “Second Tranche Funding Period”), and the outstanding principal amount of the Note shall increase by $500,000.00 upon the Buyer’s funding of the Second Tranche.

This Registration Statement on Form S-1 is intended to comply with the primary requirement for the Second Tranche as well as any further tranches under the Note.

On January 8, 2026 the Company entered into a Maintenance Agreement (the “Maintenance Agreement”), pursuant to which we executed and delivered a promissory note in the original principal amount of $1,682,000 (the “Maintenance Note”), together with interest at 10% per annum and due and payable 12 months from the date of issuance.

Pursuant to the Maintenance Agreement, the Company agreed to provide property and maintenance services for fees (“Fees”) which shall be payable on the 1st business day of each calendar month, beginning on the 1st business day of the calendar month after the date of the Maintenance Agreement and ending on the 1st business day of October 2035, in the amount equal to: Gross rental income from the Facility (“Rental Receivables”) from the immediately preceding calendar month minus the sum of the following from the immediately preceding calendar month: (i) monthly insurance payments, (ii) taxes, (iii) utilities, and (iv) Third Party Service Provider Fees, if any; minus 5% of the Rental Receivables (collectively, the “Maintenance Reserve”), until such Maintenance Reserve exceeds $50,000 (the “Maintenance Reserve Threshold”); provided, if the Maintenance Reserve is ever less than the Maintenance Reserve Threshold, 5% of the Rental Receivables per month shall again be deducted until the Maintenance Reserve amount again exceeds the Maintenance Reserve Threshold.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of Common Stock described in this Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of Common Stock being registered pursuant to this Prospectus.

We will pay the expenses incurred in registering the shares of Common Stock, including legal and accounting fees. See “Plan of Distribution.”

Our principal executive offices are located at 6575 West Loop South, Suite 500, Bellaire, TX 77401.

Our Common Stock is currently quoted on OTC Market Group, Inc.’s OTCQX Pink tier under the symbol “KARX.” On January 28, 2026, the closing sales prices of the Company’s common stock on the OTCQX was $0.40.

Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of this Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 2, 2026

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included and incorporated by reference in this Prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Words such as “may,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties relating to our current cash position and our need to raise additional capital in order to be able to continue to fund our operations; our ability to retain our managerial personnel and to attract additional personnel; competition; our ability to protect intellectual property rights, and any and other factors, including the risk factors identified in the documents we have filed, or will file, with the Securities and Exchange Commission. Please also see the discussion of risks and uncertainties under the caption “Risk Factors.”

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this Prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this Prospectus or the date of the document incorporated by reference in this Prospectus. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

You should rely only on the information contained in or incorporated by reference in this Prospectus we have authorized to be delivered to you in connection with this offering. We have not authorized anyone to provide you with information that is different. The information contained or incorporated by reference in this Prospectus we authorize to be delivered to you in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this Prospectus or of any sale of our securities offered hereby. It is important for you to read and consider all information contained in this Prospectus we authorize to be delivered to you in connection with this offering, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire Prospectus and the information incorporated by reference into this Prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this Prospectus, unless the context indicates otherwise, the “Karbon-X Corp..” “Company,” “we,” “our,” “ours” or “us” refer to Karbon-X Corp., a Nevada corporation, and its subsidiaries.

Overview

Karbon-X Corp (or “Karbon-X” or “the Company”) is a public Nevada corporation that offers investors exposure to certified carbon credits which are a key instrument used by both individuals and corporations to achieve their carbon neutral and net-zero carbon goals. The company is environmental, social and governance (ESG) principled and focuses on partnering with high-quality projects and/or companies that generate or are actively involved in the voluntary carbon credit market.

Karbon-X Corp is focused on customized transactional options for corporations to offset their carbon footprint and provides scalable access to the Verified Emissions Reduction markets. Karbon-X is changing the marketing framework of traditional carbon marketing by engaging with the public in order to fund multiple forms of technology-based greenhouse gas reduction builds.

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Carbon Credit Generation

Karbon-X Corp has begun purchasing verified carbon credits from numerous vendors and intends to resell these credits to both industry and the general public. The Company has already begun funding projects in order to generate Karbon-X Corp carbon credits of its own. Once verified these projects will generate carbon credits that will be sold on its proprietary APP platform.

Our executive offices are located at 6575 West Loop South, Suite 500, Bellaire, TX 77401, and our telephone number is (844) 462-3637.

Securities Offered:

In order to provide a possible source of funding for our operations, we have entered into a Note and Maintenance Agreement with Mast Hill Fund, L.P.

We are registering the resale of (i) 3,108,000shares of Common Stock that are issuable under a Convertible Promissory Note entered into on January 8, 2026 for a total amount of up to $25,000,000 (the “Note”), between us and Mast Hill Fund, L.P., a Delaware limited partnership (“Mast Hill” or the “Selling Stockholder”); (ii) 250,000 shares of Common Stock issuable upon exercise of a common stock purchase warrant (the “First Warrant”) issued to Mast Hill in connection with the First Tranche of the Note; and (iii) 10,456,000 shares of Common Stock issuable under a Convertible Promissory Note entered into on January 8, 2026 for $1,682,000 (the “Maintenance Agreement Note”), between us and Mast Hill entered into in connection a Maintenance Agreement between the Company and Mast Hill on January 8, 2026 (the “Maintenance Agreement”).

The number of shares to be sold by Mast Hill in this offering will vary from time-to-time and will depend upon the number of shares converted into common stock purchase to the Note and/or the Maintenance Note and the number of warrants.

The per share conversion price into which Principal Amount and interest (including any Default Interest) under this Note, as well as the Maintenance Note shall be convertible into shares of Common Stock (the “Conversion Price”) shall equal the Market Price (as defined in this Note) (subject to adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock as provide in this Note), subject to adjustment as provided in this Note. “Market Price” shall mean 85% of the lowest VWAP (as defined in this Note) of the Common Stock on the Principal Market during the ten (10) Trading Days immediately preceding the respective Conversion Date. The Market Price shall not be less than $0.01 per share (subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock). “VWAP” shall mean the dollar volume-weighted average price for the Common Stock on the Principal Market during Regular Trading Hours. If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of Mast Hill, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by Mast Hill to the par value price. Mast Hill shall be entitled to deduct $1,750.00 from the conversion amount in each Notice of Conversion to cover Mast Hill’s fees associated with each Notice of Conversion. All such Conversion Price determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to the immediately preceding sentence shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. “Common Stock Equivalents” means any securities of the Company or the Company’s Subsidiaries (as defined in the Note) which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles Mast Hill to receive, Common Stock.

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Notwithstanding anything to the contrary contained herein, Mast Hill shall not have the right to convert any portion of the Note and/or the Maintenance Note to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, Mast Hill (together with Mast Hill’s affiliates and any other persons acting as a group together with Mast Hill or any of Mast Hill’s affiliates would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder

As of February 2, 2026, we had 88,018,947 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued pursuant to conversion of the Note, the Maintenance Note or exercise of the Warrants

We will not receive any proceeds from the sale of the shares by Mast Hill. However, we received proceeds from the sale of the First Tranche of the Note to Mast Hill, will potentially receive proceeds from further tranches of sales under the Note and potentially receive revenue from the services provided under the Maintenance Agreement.. We expect to use substantially all the net proceeds for our operations.

Recent Financings

During the year ended May 31, 2025, the Company sold 1,926,742 shares at $.90 per share for total proceeds of $1,712,099.

On January 8, 2026 the Company entered in a promissory note for up to $25,000,000 with Mast Hill Fund, L.P. Also on January 8, 2026 the Company issued the First Tranche of the Note for $500,000 to Mast Hill. In connection with such First Tranche, the Company issued to Mast Hill five-year warrants to purchase up to 250,000 shares at an exercise price of $0.001 per share.

Risk Factors Summary

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this registration statement titled “Risk Factors”. These risks include, among others, the following:

•

Our independent accountants have issued a going concern opinion and if we cannot obtain additional financing and/or reduce our operating costs sufficiently, we may have to curtail operations and may ultimately cease to exist.

•	We will incur losses and there is no guarantee that we will ever become profitable.

•	We may need additional capital in the future in order to continue our operations.

•	We launched our products in 2023 and as a company, we have limited sales and marketing experience.

•	We operate in a highly competitive market. If we do not compete effectively, our prospects, operating results, and financial condition could be adversely affected.

•	Our business could be harmed if we fail to comply with regulatory requirements and, as a result, are subject to sanctions.

•	Future conversions or exercises by holders of options could dilute our common stock.

•	Sales of our common stock by our officers and directors may lower the market price of our common stock.

•

Our principal Shareholders, Directors and Executive Officers, in the aggregate, beneficially own more than● 50% of our Outstanding Common Stock and these Shareholders, if acting together, will be able to exert substantial influence over all matters requiring approval of our Shareholders.

•	We do not expect to pay dividends in the foreseeable future.

•	The market price of our common stock may decline due to Conversion of the Note and Conversion of the Maintenance Note

•	We have issued a substantial amount of convertible notes which if converted will substantially dilute all of our stockholders.

•	Our operating results and share price may be volatile and the market price of our common stock after this offering may drop below the price you pay.

Trading Symbol: KARX

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Forward-Looking Statements

This Prospectus contains or incorporates by reference “forward-looking statements,” as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

•	statements concerning the benefits that we expect will result from our business activities; and

•	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts

You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions used in this Prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this Prospectus. Further, the information contained in this Prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks, and the market or trading price of our securities could decline due to any of these risks. In addition, please read “Disclosure Regarding Forward-Looking Statements” in this Annual Report, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this Annual Report. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations. In this Section, the terms the “Company,” “we”, “our” and “us” refer to Karbon-X Corp. as well as our subsidiary Karbon-X Project, Inc.

Risks Related to Our Operations

Our auditor has indicated in its report that there is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that our lack of revenues raises substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments resulting from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

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We will incur losses and there is no guarantee that we will ever become profitable.

There is no guarantee that we will ever become profitable. The costs for research, product development, along with marketing and selling expenses, and the general and administrative expenses, will be principal causes of our costs and/or potential losses. We may never become profitable and if we do not become profitable your investment could be harmed or lost completely.

We may need additional capital in the future in order to continue our operations.

We obtained approximately $171,000 in the First Tranche of the Note and have obtained approximately $1.7 million in our recent private placements which we are using for development and operations. However, if in the future we do not turn profitable or generate cash from operations and additional capital is needed to support operations, economic and market conditions may make it difficult or impossible to raise additional funds through debt or equity financings. If funds are not sufficient to support operations, we may need to pursue additional financings or reduce expenditures to meet our cash requirements. If we do obtain such financing, we cannot assure that the amount or the terms of such financing will be as attractive as we may desire, and your equity interest in the company may be diluted considerably. If we are unable to obtain such financing when needed, or if the amount of such financing is not sufficient, it may be necessary for us to take significant cost saving measures or generate funding in ways that may negatively affect our business in the future. To reduce expenses, we may be forced to make personnel reductions or curtail or discontinue development programs. To generate funds, it may be necessary to monetize future royalty streams, sell intellectual property, divest of technology platforms or liquidate assets. However, there is no assurance that, if required, we will be able to generate sufficient funds or reduce spending to provide the required liquidity. Long-term capital requirements will depend on numerous factors, including, but not limited to, the status of collaborative arrangements, the progress of research and development programs and the receipt of revenues from sales of products. Our ability to achieve and/or sustain profitable operations depends on a number of factors, many of which are beyond our control.

We launched our products in 2023 and as a company, we have limited sales and marketing experience.

We soft-launched our APP in early 2023 and it was completed and made publicly available in March 2025, and although we have hired highly qualified personnel with specialized expertise, as a company, we have limited experience commercializing products on our own. In order to commercialize the app and our carbon credits business, we have to build our sales, marketing, distribution, managerial and other non-technical capabilities and make arrangements with third parties to perform these services when needed. We may have to hire sales representatives and district managers to fill sales territories. To the extent we rely on third parties to commercialize our business, we may receive less revenues or incur more expenses than if we had commercialized the products ourselves. In addition, we may have limited control over the sales efforts of any third parties involved in our commercialization efforts. If we are unable to successfully implement our commercial plans and drive adoption by patients and physicians of our products through our sales, marketing and commercialization efforts, or if our partners fail to successfully commercialize our products, then we may not be able to generate sustainable revenues from product sales which will have a material adverse effect on our business and future product opportunities. Similarly, we may not be successful in establishing the necessary commercial infrastructure, including sales representatives, wholesale distributors, legal and regulatory affairs teams. The establishment and development of commercialization capabilities to market our products has been and will continue to be expensive and time-consuming. As we continue to develop these capabilities, we will have to compete with other companies to recruit, hire, train and retain sales and marketing personnel. If we have underestimated the necessary sales and marketing capabilities or have not established the necessary infrastructure to support successful commercialization, or if our efforts to do so take more time and expense than anticipated, our ability to market and sell our products may be adversely affected.

Commercialization of our products will require significant resources, and if we do not achieve the sales expected, we may lose the substantial investment made in our products.

We are continuing to make substantial expenditures commercializing our products. We are devoting substantial resources to building our research and development for our APP. We have and expect to continue to devote substantial resources to establish and maintain a marketing capability for our products. If we are unsuccessful in our commercialization efforts and do not achieve the sales levels of our products that we expect, we may be unable to recover the large investment we have made in research, development, and marketing efforts, and our business and financial condition could be materially adversely affected.

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We rely on third parties to perform many necessary services for our products, including services related to the distribution and invoicing.

We have begun to retain and partner with third-party service providers to perform a variety of functions related to the sale and distribution of our products, key aspects of which are out of our direct control. If these third-party service providers fail to comply with applicable laws and regulations, fail to meet expected deadlines, or otherwise do not carry out their contractual duties to us, or encounter physical damage or natural disaster at their facilities, our ability to deliver product to meet commercial demand would be significantly impaired. In addition, we may utilize third parties to perform various other services for us relating to sample accountability and regulatory monitoring, including adverse event reporting, safety database management and other product maintenance services. If the quality or accuracy of the data maintained by these service providers is insufficient, our ability to continue to market our products could be jeopardized or we could be subject to regulatory sanctions. We do not currently have the internal capacity to perform these important commercial functions, and we may not be able to maintain commercial arrangements for these services on reasonable terms.

The failure of any of our third-party distributors to market, distribute and sell our products as planned may result in us not meeting revenue and profit targets.

If one or more of these distributors fail to pursue the development or marketing of the products as planned, our revenues and profits may not reach expectations or may decline. The success of the marketing organizations of our partners, as well as the level of priority assigned to the marketing of the products by these entities, which may differ from our priorities, may determine the success of the product sales. Competition in this market could also force us to reduce the prices of our products below currently planned levels, which could adversely affect our revenues and future profitability.

If we cannot develop and market our products as rapidly or cost-effectively as our competitors, we may never be able to achieve profitable operations.

Our success depends, in part, upon maintaining a competitive position in the development of products. If we cannot maintain competitive products and technologies, our current and potential distribution partners may choose to adopt the products of our competitors. Our competitors may develop products that are more effective or are less costly than our products.

Some of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, and marketing and distribution than we do.

Others may bring infringement claims against us, which could be time-consuming and expensive to defend.

Third parties may claim that the use or sale of our technologies infringe their patent rights. As with any litigation where claims may be asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in the patent office or the courts. If these are not resolved favorably, we may not be able to continue to develop and commercialize our product candidates. Even if we were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property. If we are found liable for infringement or are not able to have these patents declared invalid or unenforceable, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the development, use or sale of products covered by patents of others. Any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. We may not have identified, or be able to identify in the future, U.S. or foreign patents that pose a risk of potential infringement claims. Ultimately, we may be unable to commercialize some of our product candidates as a result of patent infringement claims, which could potentially harm our business.

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Our business could be harmed if we fail to comply with regulatory requirements and, as a result, are subject to sanctions.

If we, or companies with whom we are developing technologies or products on our behalf, fail to comply with applicable regulatory requirements, the companies, and we, may be subject to sanctions, including the following:

•	warning letters;
•	fines;
•	injunctions;
•	total or partial suspension of production;
•	criminal prosecutions.

We may incur liabilities that are not covered by Insurance.

While we intend to seek to maintain appropriate levels of insurance, not all claims are insurable and we may experience major incidents of a nature that are not covered by insurance or not covered adequately by insurance. In some cases, we have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. We intend to maintain an amount of insurance protection that we believe is adequate, but there can be no assurance that such insurance will continue to be available on acceptable terms or that our insurance coverage will be sufficient or effective under all circumstances and against all liabilities to which we may be subject. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected. We could, for example, be subject to substantial claims for damages upon the occurrence of several events within one calendar year. In addition, our insurance costs may increase over time in response to any negative development in our claims history or due to material price increases in the insurance market in general.

Risks Related to our Common Stock and this Offering.

Future conversions or exercises by holders of options could dilute our common stock.

Purchasers of our common stock will experience dilution of their investment upon exercise of the employee stock option and other stock options or issued common shares.

Sales of our common stock by our officers and directors may lower the market price of our common stock.

Our officers and directors beneficially own a significant aggregate of shares of our outstanding common stock. If our officers and directors, or other significant stockholders, sell a substantial amount of our common stock, it could cause the market price of our common stock to decrease.

We do not expect to pay dividends in the foreseeable future.

We intend to retain any earnings in the foreseeable future for our continued growth and, thus, do not expect to declare or pay any cash dividends in the foreseeable future.

Anti-takeover effects of certain certificate of incorporation and bylaw provisions could discourage, delay or prevent a change in control.

Our certificate of incorporation and bylaws could discourage, delay or prevent persons from acquiring or attempting to acquire us. Our certificate of incorporation authorizes our board of directors, without action of our stockholders, to designate and issue preferred stock in one or more series, with such rights, preferences and privileges as the board of directors shall determine. In addition, our bylaws grant our board of directors the authority to adopt, amend or repeal all or any of our bylaws, subject to the power of the stockholders to change or repeal the bylaws. In addition, our bylaws limit who may call meetings of our stockholders.

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The applicability of “penny stock rules” to broker-dealer sales of our common stock may have a negative effect on the liquidity and market price of our common stock.

Trading in our shares is subject to the “penny stock rules” adopted pursuant to Rule 15g-9 of the Exchange Act, which apply to companies that are not listed on an exchange and whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000, or $2,000,000 if they have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, the penny stock rules may affect the ability of broker-dealers to sell shares of common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The rules could also have an adverse effect on the market price of our common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for shareholders to dispose of their shares. You may also find it difficult to obtain accurate information about, and/or quotations as to the price of our common stock.

We have considerable discretion as to the use of the Net Proceeds from the Note and the potential revenue from the Maintenance Agreement and we may use these proceeds in ways with which you may not agree.

Our management will have broad discretion in the way that we use the net proceeds of from the Note and potentially the revenue from the Maintenance Agreement. We intend to use the net proceeds primarily to enhance and expand our business operations and for general corporate purposes. However, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

We are a Smaller Reporting Company, and we cannot be certain if the reduced reporting requirements applicable to us will make our common stock less attractive to Investors.

We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. As a smaller reporting company, we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our annual report on Form 10-K and we have reduced disclosure obligations regarding executive compensation. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

We may be subject to Securities Litigation, which is expensive and could divert management attention.

The market price of the shares of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Dependence upon Management and Key Personnel

The Company is, and will be, heavily dependent on the skill, acumen and services of the management of the Company. The loss of the services of these individuals or any other key individuals, including specifically Chad Clovis, and certain others, for any substantial length of time would materially and adversely affect the Company’s results of operation and financial position. (See “Management”).

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Our principal Shareholders, Directors and Executive Officers, in the aggregate, beneficially own more than 50% of our Outstanding Common Stock and these Shareholders, if acting together, will be able to exert substantial influence over all matters requiring approval of our Shareholders.

Our principal shareholders, directors and executive officers in the aggregate, beneficially own more than 50% our outstanding common stock on a fully diluted basis. These shareholders, if acting together, will be able to exert substantial influence over all matters requiring approval of our shareholders, including amendments to our Articles of Incorporation, fundamental corporate transactions such as mergers, acquisitions, the sale of the company, and other matters involving the direction of our business and affairs and specifically the ability to determine the members of our board of directors. (See “Security Ownership of Certain Beneficial Owners and Management”).

We need to retain key personnel to support our products and ongoing operations.

The development and marketing of our products and services will require the services of specialized and technical personnel. The sourcing, hiring and retention of such key personnel will be highly important to our future plans and success.

The market price of our common stock may decline due to Conversion of the Note and Conversion of the Maintenance Note.

An unknown number of shares of common stock, which may be sold by means of this Prospectus, are issuable upon conversion of the Note and conversion of the Maintenance Note to Mast Hill Fund, L.P. As Mast Hill sells the common stock to third parties, the price of our common stock may decrease due to the additional shares in the market. The more shares that are issued upon conversion of the Note and/or the Maintenance Note, the more our then outstanding shares will be diluted and the more our stock price may decrease. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See “Maintenance Agreement” for more information concerning the Maintenance Agreement.

DESCRIPTION OF BUSINESS

Karbon-X Corp (or “Karbon-X” or “the Company”) is a public Nevada corporation that offers investors exposure to certified carbon credits which are a key instrument used by both individuals and corporations to achieve their carbon neutral and net-zero carbon goals. The company is environmental, social and governance (ESG) principled and focuses on partnering with high-quality projects and/or companies that generate or are actively involved in the voluntary carbon credit market.

Karbon-X Corp is focused on customized transactional options for corporations to offset their carbon footprint and provides scalable access to the Verified Emissions Reduction markets. Karbon-X is changing the marketing framework of traditional carbon marketing by engaging with the public in order to fund multiple forms of technology-based greenhouse gas reduction builds.

Carbon Credit Generation

Karbon-X Corp has begun purchasing verified carbon credits from numerous vendors and intends to resell these credits to both industry and the general public. The Company has already begun funding projects in order to generate Karbon-X Corp carbon credits of its own. Once verified these projects will generate carbon credits that will be sold on its proprietary APP platform.

Developments

 During the year ended May 31, 2025, the Company sold 1,926,742 shares at $.90 per share for gross proceeds of $1,712,099.

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On March 31, 2025, the Company converted a loan for $350,000 principal and $16,724 interest into 407,471 shares at a price of $.90 per share.

On March 31, 2025, the Company issued 57,875 shares at $2.04 per share for compensation of $118,007.

On May 22, 2025, the Company converted 360,000 options related to its stock option plan into 205,715 shares via a cashless exercise.

On May 15, 2025, 10,400 warrants were exercised in a cashless exercise for 7,429 shares.

On June 1, 2025, the Company entered into an Asset Purchase Agreement with Allcot AG to acquire specified assets (including certain subsidiary shares, intellectual property, database, project pipeline, and contract rights) for cash consideration of $350,000.

On January 8, 2026 the Company entered into a Stock Purchase Agreement with Mast Hill Fund, L.P., a Delaware limited partnership, (“Mast Hill”) pursuant to which Mast Hill will fund up to $25,000,000 in convertible notes to the Company. Also on January 8, 2026 the Company entered into the First Tranche of the Convertible Note with gross proceeds of $500,000 and issued a five year warrant to Mast Hill for 250,000 shares exercisable at $0.001 per share.

Also on January 8, 2026 the Company entered into a Maintenance Agreement with Mast Hill (see “Maintenance Agreement”). Pursuant to the Maintenance Agreement, the Company agreed to provide property maintenance services for fees (“Fees”) which shall be payable on the 1st business day of each calendar month, beginning on the 1st business day of the calendar month after the date of the Maintenance Agreement and ending on the 1st business day of October 2035, in the amount equal to: Gross rental income (“Rental Receivables”) from the immediately preceding calendar month minus the sum of the following from the immediately preceding calendar month: (i) monthly insurance payments, (ii) taxes, (iii) utilities, and (iv) Third Party Service Provider Fees, if any; minus 5% of the Rental Receivables (collectively, the “Maintenance Reserve”), until such Maintenance Reserve exceeds $50,000 (the “Maintenance Reserve Threshold”); provided, if the Maintenance Reserve is ever less than the Maintenance Reserve Threshold, 5% of the Rental Receivables per month shall again be deducted until the Maintenance Reserve amount again exceeds the Maintenance Reserve Threshold.

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Historical Company Information

Karbon-X was incorporated in the State of Nevada on September 31, 2017 under the name Cocoluv, Inc. The articles provided for 200,000,000 authorized shares. At that time Reymund Guillermo was appointed as sole officer and director. On June 9, 2020, the Corporation filed a Certificate of Amendment with the State of Nevada effectuating a 50 for 1 forward stock split. On March 1, 2022, a change of control occurred when Mr. Guillermo resigned as director and all executive officer positions with the Company. Concurrent with Mr. Guillermo’s resignation, Mr. Chad Clovis was appointed as CEO, Director and President.

On February 21, 2022 Karbon-X Corp, formerly known as Cocoluv, Inc., a Nevada Corporation (“Karbon-X”) entered into a Reorganization and Stock Purchase Agreement (the “Reorganization Agreement”) to acquire 100% of the issued and outstanding equity of Karbon-X Project, Inc., a British Columbia company (“Karbon-X Project”). Effective March 21, 2022, the parties closed the Reorganization Agreement. As part of the transaction, the majority shareholder of Karbon-X delivered 64,897,000 shares of common stock to shareholders of Karbon-X Project and certain other designees.

The Company’s principal office is located at 6575 West Loop South, Suite 500, Bellaire, TX 77401. Our telephone number is 844-462-3637. The Company email is info@karbon-x.com.

Competition

Many of our competitors have greater resources that may enable them to compete more effectively than us in the carbon credit industry.

The industry in which we operate is subject to intense and increasing competition. Some of our competitors have a longer operating history and greater capital resources and facilities, which may enable them to compete more effectively in this market. We expect to face additional competition from existing licensees and new market entrants, who are not yet active in the industry. If a significant number of competitors develop, we may experience increased competition for market share and may experience downward pricing pressure on our products as new entrants increase production. Such competition may cause us to encounter difficulties in generating revenues and market share, and in positioning our products in the market. If we are unable to successfully compete with existing companies and new entrants to the market, our lack of competitive advantage will have a negative effect on our business and financial condition.

We have identified many of our key competitors including the following:

Indigo Carbon

As the name most recognized name in the farming community, Indigo Carbon has an impressive list of well known corporate buyers like The North Face, Blue Bottle Coffee, and JP Morgan Chase. While Indigo is touted as a leader in the emerging industry, it may not be the best option for all. Indigo carbon has a proprietary software platform that allows farmers to easily input data from enrolled fields. After enrolling, farmers have access to Indigo’s agronomists and support teams to help implement changes and answer questions. Farmers only get paid for adopting new practices (i.e. cover cropping, no-till, reduced N fertilizer, etc.), so if a farmer has been cover cropping for years, they are unlikely to be eligible. Right now they only service specific states (Arkansas, Colorado, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, and Texas).

Nori

Nori is a blockchain-enabled company whose sole mission is to be a leading carbon marketplace. Unique to the carbon-removal industry, they are powered by cryptocurrency. Through this pioneering approach, they hope to create efficient and transparent carbon removal transactions. Companies can purchase NORI tokens (whose price depends on the market price of a carbon removal credit at time of purchase). Once it has a NORI token, the company can exchange it for an NRT (or Nori Removal Token). Farmers create NRTs when they sequester 1 ton of CO2. That NRT translates into a NORI token which is priced at market value and can be sold.

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TruCarbon by TruTerra

TruTerra is a subsidiary of Land O’Lakes – the world’s largest farmer owned cooperative. The current state of the program is only available to farmers with data from 2016-2020. They have a tool called Truterra Insights Engine that allows farmers to aggregate data from the past five years in a format best suited to enroll in a carbon program. Enrollment is contingent upon committing to a 20 year reporting period using the Truterra Insights Engine (carbon reporting contracts are similar to conservation easements, meaning that they can be transferred in the case of transfer of property).

Bayer Carbon Initiative

Bayer’s recently announced Carbon Initiative is still in its beginning phases with very little public detail. That said, they (like many of the other carbon credit companies on this list), will only pay farmers for adopting new cover crop or no-till/strip till practices. Bayer is a hugely influential food and agriculture company in its own right, so they have the resources and expertise to roll out a strong program after this pilot season.

Nutrien Ag

Nutrien’s core businesses are creating seeds, fertilizers, herbicides, and software to optimize farm performance. In November 2020 they announced their involvement in the carbon marketplace. Nutrien has a deep bench of agronomists on staff to provide guidance for newly enrolled farmers, so entering the market may have additional benefits for farmers looking for guidance on how best to sequester carbon. As a global retailer they have plenty of connections to influential companies who might be interested in purchasing carbon credits once the program is officially launched.

Carbon Streaming Corp

Under stream agreements, Carbon Streaming Corp. makes upfront and ongoing delivery payments to project developers for future carbon credits. This financing structure creates carbon credit projects that reduce emissions in a sustainable manner. Our streams and investments then provide us with a diversified portfolio of carbon credits with exposure to potential rising carbon prices.

Base Carbon

Base Carbon partners with corporations, sovereign entities, academic institutions and carbon reduction project developers to produce and commercialize verified carbon credits. Base Carbon differentiates itself through sourcing and underwriting and financing the maturation of nature and technology based carbon reduction credit projects. Base Carbon seeks to simplify the carbon credit economy and become a financier within the voluntary carbon markets.

Climeworks

Climeworks develops, builds and operates direct air capture machines. Climeworks captures carbon dioxide directly from the air; removing CO₂ emissions. The air-captured carbon dioxide can either be recycled and used as a raw material, or completely removed from the air by safely storing it. Climework’s machines consist of modular CO₂ collectors that can be stacked to build machines of any size.

Sales

The Company’s main revenue streams include industrial sales and subscription-based sales through a mobile APP and carbon credit trading.

Industrial Sales

Karbon-X Corp primarily operates in the voluntary carbon offset market. The Company sells carbon offsets to mining, forestry, civic earthworks, transportation and oil and gas servicing companies based on their total fossil fuel consumption for individual projects. This simple platform offers companies a way to reach their carbon neutrality goals while supporting C02 reducing projects for years to come.

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When companies purchase carbon offsets from Karbon-X Corp directly to offset their fossil fuel consumption the credits are retired in the name of the customer which provides transparency.

Subscription Based Sales

The general public is able purchase carbon offsets from a mobile APP that is subscription based, with multiple levels of investment for every budget. Each subscription will support C02 reducing projects such as direct air capture, green hydroelectric energy production, or reforestation and will reduce greenhouse gas emissions with provable, verifiable carbon credits. The APP was soft-launched in 2023 and was completed and made publicly available in March 2025.

Karbon-X Corp allows the general public to offset their greenhouse gas emissions from daily life with a subscriber-based APP which is shareable on social media.

Totally Covered	Exceptional Reduction	Doing Your Part
Permanently offset 400 kg of CO2 /month, 4800 kg of CO2/,year	Permanently offset 300kg of CO2 /month, 3600KG of CO2/ year.	Permanently offset 200kg of CO2 /month, 2400kg of CO2 /year
200 kg per year is 60 days of central heating in a home!	600kg per year is 1,460 miles/2,350km driving in a car!	360 kg per year is 13 month energy used for one light bulb!
$19.99/month	$14.99/month	$9.99/month
$199.99/year	$149.99/year	$99.99/Year

Marketing

The Company is working with a combination of outsource marketing and influencer firms, as well as, developing internal marketing resources to launch its APP globally.

APP Development

The Karbon-X APP was soft-launched in 2023 and was completed and made publicly available in March 2025.

Employees

As of the date of this Prospectus, the Company has forty-eight employees and is actively recruiting new team members at all levels of the organization. (See “Executive Compensation”). The Company believes that its relations with its employees are good.

Legal Proceedings

In February 2024, Karbon-X was notified of a former employee filing a lawsuit against the company for wrongful termination. The Company is currently counter-suing and is expecting to prevail.

As of the date hereof the Company is not party to any other material legal proceedings and is not aware of any material threatened litigation.

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USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholder in this Offering. The proceeds from the sales will belong to the Selling Stockholder. However, we received net proceeds of approximately $171,000 from the First Tranche of the sale of the Note to Mast Hill and may receive additional net proceeds from further sales of tranches of the Note to Mast Hill. The Company may also receive revenue from the Maintenance Agreement entered into with Mast Hill.

We intend to use the proceeds received and that we may receive for general corporate purposes and working capital requirements. There can be no assurance that we will sell any of further tranches of the Note or obtain revenues from the Maintenance Agreement.

We intend to raise additional capital through equity and debt financing, as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted on the OTCQX market maintained by OTC Markets Group, Inc. under the symbol “KARX.” The following is a summary of the high and low closing prices of our common stock for the periods indicated, as reported by the OTC Markets Group, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High	Low
November 30, 2025 to date	0.50	0.37
Quarter Ending November 30, 2025	1,0	0.43
Quarter Ending May 31, 2025	1.50	0.45
Quarter Ending February 28, 2025	2.10	1.70
Quarter Ending November 30, 2024	1.50	1.50

On January 28, 2026, the closing price of our common stock was $0.40

Stockholders

As of February 2, , 2026, we had 143 shareholders of record and 88,018,947 outstanding shares of common stock. The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividends

We have not declared or paid any cash dividends on our capital stock in our history as a public company. We currently intend to retain all future earnings to finance our business and do not anticipate paying cash or other dividends on our common stock in the foreseeable future.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to the historical operations and financial statements of Karbon-X Corp. for the fiscal years ending May 31, 2025, and May 31, 2024, and for the quarter ended November 30, 2025.

Forward-Looking Statements

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this Prospectus. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this Prospectus. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” in our various filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus.

The following discussion highlights the Company’s results of operations and the principal factors that have affected its consolidated financial condition as well as its liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the Company’s consolidated financial condition and results of operations presented herein. The following discussion and analysis are based Karbon-X Corp’s audited and unaudited financial statements contained in this Prospectus, which have been prepared in accordance with generally accepted accounting principles in the United States. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Overview

Karbon-X Corp. was incorporated in the State of Nevada under the name Cocoluv, Inc. on September 13, 2017 and established a fiscal year end of May 31. On April 7, 2022 the Company changed its name to Karbon-X Corp.

On February 21, 2022, pursuant to the terms of a Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of Karbon-X Project Inc. (“Karbon-X”), and Karbon-X became the wholly owned subsidiary of the Company in a reverse merger (the “Reverse Acquisition”). Pursuant to the Reverse Acquisition, all of the issued and outstanding shares of Karbon-X common stock were converted, at an exchange ratio of 20,000-for-1, into an aggregate of 20,000,000 shares of the Company’s common stock, resulting in Karbon-X becoming a wholly owned subsidiary of the Company and all debt owed to the related party of Cocoluv, Inc. was forgiven. As part of the Reverse Acquisition, on April 14, 2022, the Company changed its name to Karbon-X Corp. The Company also has subsidiaries, Karbon-X Trading LTD, which are consolidated with the Company and existing subsidiaries, Karbon-X Project, Inc and Karbon-X USA Corp.

The accompanying financial statements’ share information has been retroactively adjusted to reflect the exchange ratio in the Reverse Acquisition.

Karbon-X provides customized transactional options, tailored insights, and scalable access to the Verified Emissions Reduction markets.

Karbon-X changes the marketing framework of traditional carbon marketing by engaging the public vs industry with multiple forms of technology based greenhouse gas reduction builds. Karbon-X will allow the public to purchase carbon offsets from an APP that is subscription based, with multiple levels of investment for every budget. Each subscription will support clean energy projects such as solar or wind power, methane capture, or reforestation and will reduce greenhouse gas emissions with provable, verifiable carbon credits.

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Effects of COVID-19

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak and the related adverse public health developments have adversely affected workforces, economies, and financial markets globally, leading to an economic downturn. Management has determined that there has been no significant impact to the Company’s operations, however management continues to monitor the situation.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Critical accounting policies and estimates are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The following policies involve significant judgments and estimates. Our significant accounting policies are described further in Note 1 to the consolidated financial statements.

Fair Value of Financial Instruments

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Other than the derivative liabilities presented below, the carrying amount of the Company’s financial assets and liabilities approximate their fair values.

The Company measures certain financial instruments at fair value on a recurring basis in accordance with ASC 820, Fair Value Measurement. As of November 30, 2025, the Company evaluated the conversion features embedded in certain convertible promissory notes and determined that they represent derivative liabilities requiring bifurcation under ASC 815-15.

The Company uses valuation methods to estimate the fair value of the derivative liabilities associated with its convertible notes. The model incorporates significant unobservable inputs, including:

•	Expected stock price volatility
•	Risk-free interest rates
•	Estimated time to maturity
•	Probability of uplisting
•	Expected trading volumes

Because these inputs are unobservable and require significant management judgment, the Company has classified the derivative liabilities as Level 3 in the fair value hierarchy.

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The following table summarizes the fair value hierarchy of the Company’s financial liabilities measured at fair value on a recurring basis as of May 31, 2025:

	Level 1	Level 2	Level 3	Total
Derivative liabilities – convertible notes	-	-	$168,358	$168,358
Other financial instruments	-	-	-	-
Total Embedded Derivatives	-	-	$168,358	$168,358

The following table summarizes the changes in Level 3 derivative liabilities measured at fair value on a recurring basis.

May 31, 2025
Balance at beginning of period	-
Purchases / issuances	275,419
Total (gains) losses recognized in earnings	54,831
Settlements (net)	(179,666)
Change in unrealized (gains) losses included in earnings for instruments still held at period end	18,116
Balance at end of period	168,358

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Under ASC 606, the Company recognizes revenue from the commercial sales of carbon credits and consulting services by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Rates for consulting services are typically per day, per hour, or a similar basis. Consulting revenue is recognized over the period in which the service is provided.

Revenue for sales of carbon credits is recognized at a point in time when control of the credit transfers to the buyer. The Company act as a principal in all revenue transactions.

Financial Condition and Results of Operations

Unaudited Results for the Three Months Ended November 30, 2025, and 2024

Sales and Revenue

For the three-month period ended November 30, 2025, the Company reported revenue of USD $20,847,625, an increase of 1,674% compared to $1,175,060 in the same period in 2024. The significant increase in sales was primarily due to selling of carbon credits through its new trading subsidiary.

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Operating Expenses

Operating expenses for the three-month period ended November 30, 2025, were $2,872,771, compared to $1,735,881 in the same period in 2024, representing a 68% increase. The key factors driving this increase were:

•

Marketing Expenses: Investment in customer acquisition and brand-building efforts, including strategic partnerships like the Oilers initiative, resulted in marketing expenses of $683,361, up from $370,488 in the same period in 2024.

•	Salaries and Wages: Increased headcount, subcontractor costs, and wage adjustments contributed to payroll expenses of $1,605,992, a significant rise from $922,139 in the same period in 2024.

•	Professional Fees: Costs related to legal, advisory, and compliance efforts amounted to $377,109, compared to $265,570 in the same period in 2024.

•	Other Operating Expenses: These totaled $206,309, up from $177,684, reflecting the Company’s operational scale-up.

Fiscal year ended May 31, 2024

For the Fiscal Year ended May 31, 2024 the Company generated $412,057 in revenue from its business operations and incurred a net loss of $2,744,583. As of May 31, 2024, the Company had working capital of $2,273,655.

Sales and Revenue

For the Fiscal Year ended May 31, 2025 the Company generated $412,057 in revenue. We are just at the beginning of our commercialization efforts which we expect to improve during the current fiscal year.

Operating Expenses

Operating expenses for the Fiscal Year ended May 31, 2024 totaled $1,567,041. Operating expenses included marketing expenses of $176,476, office and general expenses, professional fees, wages and salaries of $754,286, and development expenses for our app and expenses relating to a project feasibility studies. The majority of marketing expenses a one-time expense paid in Company equity.

Net Loss

Net loss from operations after income taxes and foreign currency translation loss was $2,733,200 during the Fiscal Year ended May 31, 2024. Again, this was as a result principally of marketing expenses but also for office and general expenses, app development expense and project feasibility costs.

Fiscal year ended May 31, 2025

For the Fiscal Year ended May 31, 2025 the Company generated $3,163,772 in revenue from its business operations and incurred a net loss of $7,053,492. As of May 31, 2025, the Company had working capital of $(1,902,607).

Sales and Revenue

For the Fiscal Year ended May 31, 2025 the Company generated $3,163,772 in revenue. We are just at the beginning of our commercialization efforts which we expect to improve during the current fiscal year.

Operating Expenses

Operating expenses for the Fiscal Year ended May 31, 2025 totaled $7,449,148. Operating expenses included salary expenses of $3,774,034, professional fees of $859,088 marketing expenses of $2,044,903, and office and general expenses, development expenses for our app and expenses relating to a project feasibility studies.

Net Loss

Net loss from operations after income taxes and foreign currency translation loss was $7,084,463 during the Fiscal Year ended May 31, 2025. Again, this was as a result principally of the loss of investment related to Silviculture.

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Liquidity and Capital Resources

The following table sets forth the major components of our statements and consolidated statements of cash flows for the periods presented.

	Six months ended November 30, 2025	Six months ended November 30, 2024
Cash used in operating activities	$(3,516,762)	$(3,364,533)
Cash used in investing activities	$(605,093)	$-
Cash from financing activities	$9,791,321	$2,240,772
Change in cash during the period	$5,814,504	$(1,215,719)
Effect of exchange rate change	$145,038	$(91,958)
Cash, beginning of period	$704,346	$2,675,400
Cash, end of period	$6,518,850	$1,459,681

As of November 30, 2025, the Company had $17,534,424 in current assets.

To date, the Company has financed its operations through equity sales and the sale of convertible notes.

During June – November 2025, Karbon-X Corp. converted loans for $2,193,195 into 4,870,291 shares at price of $0.90 - $0.45 per share.

During the year ended May 31, 2025, the Company sold 1,926,742 shares at $.90 per share for total proceeds of $1,712,099.

On September 30, 2025 the Company entered in a promissory note for $275,000 with Labrys Fund II, L.P. The Company issued to Labrys 30,000 shares of common stock as Commitment Shares.

Recent Developments

During the six months ended November 30, 2025, the Company strengthened its executive leadership team with the appointment of key hires. Adriana Ebell, a seasoned financial executive with over 23 years of experience, joined the Company as Acting Chief Financial Officer (CFO). In this role, she will oversee the Company’s financial strategy, reporting, and compliance functions, contributing to enhanced financial management and planning as the Company continues its growth trajectory.

This appointment reflect our commitment to building a strong leadership team as we continue to execute on our strategic priorities and drive value for stockholders.

Revenue Growth

•	For the six months ended November 30, 2025, revenue surged to $56.5 million, a 4,238% increase compared to $1.3 million in the same period in 2024.

•	This growth was driven by the successful launch and scaling of Karbon-X’s carbon credit trading subsidiary in 2025

Strategic Capital Formation

•	$3.88 million raised

•	$2.28 million in debt converted to equity, reflecting investor confidence and reducing future interest obligations.

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Strengthened Liquidity Position

•	Cash and cash equivalents increased by 826%, from $704,346 at the beginning of the quarter to $6.5 million at quarter-end.

•	Total current assets rose to $6.5 million, up from $5.8 million in the prior quarter.

Asset Acquisition with High Upside

•	Completed a strategic carbon-offset project portfolio acquisition for $605,093.

•	Management estimates the fair market value of acquired projects exceeds $22 million, representing a significant potential return on investment.

Operational Expansion

•	Inventory increased by 1,398%, from $99,644 to $1.5 million, reflecting ramp-up in carbon credit production and project development.

Global Impact & Innovation

•	Continued development of NFT-based carbon credit trading platform, enhancing transparency and liquidity in the voluntary carbon market.

Improved Financial Efficiency

•	For the six months ended November 30, 2025, the company maintained a gross profit of $2.3 million, up from $564,154 in the same period in 2024.

Subsequent Events

On October 31, 2025 the Company entered in a promissory note for $275,000 with Firstfire global Opportunities Fund L.P. The Company issued to Firstfire 40,000 shares of common stock as Commitment Shares.

On October 30, 2025 the Company entered in a promissory note for $165,000 with Jefferson Street Capital, LLC. The Company issued to Jefferson 18,000 shares of common stock as Commitment Shares.

On November 24, 2025 the Company entered in a promissory note for $174,000 with Debtfund L.P.

On January 8, 2026 the Company entered in a promissory note for up to $25,000,000 with Mast Hill Fund, L.P. Also on January 8, 2026 the Company issued the First Tranche of the Note for $500,000 to Mast Hill. In connection with such First Tranche, the Company issued to Mast Hill five-year warrants to purchase up to 250,000 shares at an exercise price of $0.001 per share.

Future Financing

In connection with its proposed business plan and possible acquisitions, in addition to the possible proceeds from the sale of the Note the Company will be required to complete substantial and significant additional capital formation. Such formation could be through additional equity offerings, debt, bank financings or a combination of any source of financing. There can be no assurance that the Company will be successful in completion of such financings.

 Plan of Operations

As noted above, the continuation of our current plan of operations requires us to raise significant additional capital. If we are successful in raising capital through the sale of common shares, we believe that we will have sufficient cash resources to fund our plan of operations through 2026. If we are unable to do so, we may have to curtail and possibly cease some operations. We intend to use the net proceeds from the offering for research and development, operations, regulatory compliance, intellectual property, working capital and general corporate purposes.

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We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

Capital Expenditures

As of November 30, 2025 we had one asset acquisition as disclosed above and no other capital expenditures.

Commitments and Contractual Obligations

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

Off-balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

To date the Company has recently begun ramping up revenues from its business operations and has incurred operating losses since inception of $16,034,844. As of November 30, 2025, the Company has working capital of $2,235,619. The Company will require additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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DIRECTORS AND EXECUTIVE OFFICERS

MANAGEMENT

The table below reflects the Company’s executive officers and directors. There is no agreement or understanding between the Company and each current or proposed director or executive officer pursuant to which he was selected as an officer or director. The address for each such officer and director is 6575 West Loop South, Suite 500, Bellaire, TX 77401.

Name	Age	Positions and Offices

Chad Clovis	46	Chief Executive Officer, President and Director
Brett Hull	61	Director
Justin Bourque	44	Director

The Directors and Officers named above will serve until the next annual meeting of the stockholders or until their respective resignation or removal from office. Thereafter, Directors are anticipated to be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the Board of Directors.

Chad Clovis, Chief Executive Officer, President and Director

Chad Clovis is the Chief Executive Officer of Karbon-X Corp. which he founded in 2022. Mr. Clovis has been the CEO of Chenn Holdings since 2013 performing business development and business expansion services for multiple businesses in the dirt works and oilfield transportation space. In 2014 he was the founder and Operations Manager of CCV Ltd a full-service oilfield trucking company which was successfully sold to Petrogas Logistics in 2016 where Mr.Clovis became the Manager of Northern Operations. After founding Karbon-X in early 2022 Mr.Clovis completed a reverse take over of Cocoluv, Inc., an OTC listed company, and raised substantial funds to operate the business through its growth period. Chad Clovis is 44 years old.

Chad Clovis is a professional operator with more then 80,000 hours operating various pieces of oilfield equipment including high pressure chemical pumpers, sour sealed tank units, high pressure water blast units and hydro vac units of various configurations. Mr. Clovis attended BCIT in 2011 to obtain the National Safety Officer designation, Leadership in Business Excellence designation and Janus Mentor Training designation which he graduated with honors.

Brett Hull, Director

Brett Andrew Hull is a Canadian–American former ice hockey player and general manager, and currently an executive vice president of the St. Louis Blues of the National Hockey League (NHL). He played for the Calgary Flames, St. Louis Blues, Dallas Stars, Detroit Red Wings, and Phoenix Coyotes between 1986 and 2005. His career total of 741 goals is fifth highest in NHL history, and he is one of five players to score 50 goals in 50 games. He was a member of two Stanley Cup winning teams — 1999 with the Dallas Stars and 2002 with the Detroit Red Wings. In 2017 Hull was named one of the 100 Greatest NHL Players in history.

Known as one of the game’s greatest snipers, Hull was an elite scorer at all levels of the game. He played college hockey for the University of Minnesota-Duluth Bulldogs, where he scored 52 goals in 1985–86. He scored 50 the following year with the Moncton Golden Flames of the American Hockey League (AHL) and had five consecutive NHL seasons of at least 50 goals. His 86 goals in 1990–91 is the third-highest single-season total in NHL history, with the first two being the same person, Wayne Gretzky. Hull won the Hart Memorial Trophy and Lester B. Pearson Award that year as the league’s most valuable player. He was named a first team all-star on three occasions and played in eight NHL All-Star Games.

Justin Bourque, Director

Justin Bourque is an experienced and passionate leader with 27 years of diverse Industry and Indigenous Community development experience.

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Presently, Justin is the Founder and President of Asokan Generational Developments, a consulting firm providing strategic advisory services focused on bridging the gap between Industry and Indigenous Communities.

As a passionate Indigenous leader, Justin is deeply committed to enhancing the relationships between corporations and Indigenous Communities. with extensive experience in both, he sees the value in mutually beneficial relationships. Building Indigenous resilience, economic sovereignty and shareholder value through development and management of meaningful partnerships between Indigenous Communities and Industry. He has been at the forefront of ideating, developing and successfully executing a number of major projects, both greenfield and brownfield, representing Indigenous Communities as well as corporate clients. These projects included a number of complex Indigenous equity ownership transactions, where he has served in diverse roles, including as an advisor, management committee representative, project lead, lead negotiator, Indigenous Community leader, President and Director of the Board post-closing. Most recently, Justin has played an integral role in three major Indigenous equity transactions worth approximately $2.6 billion and involving more than 35 unique Indigenous Communities throughout Alberta. As part of executing these transactions, Justin supported the raise of nearly $0.5 billion in capital.

In recognition of his exemplary leadership and invaluable contributions to Indigenous Communities, in December 2022, Justin was awarded Queen Elizabeth II’s Platinum Jubilee Medal. In November 2023, Asokan was added to the Indigenomics Institute 10 To Watch List for demonstrating excellence and leadership in the emerging $100 billion Indigenous economy. Justin was also named one of Canada’s Top 20 Dynamic CEOs by The CEO Publication; One of 10 Most Innovative Business Leaders to Follow in 2022 by CIO Views; and Top 50 Under 50 by YMM. Justin has also been awarded the JA Northern Alberta Business Hall of Fame “Innovator” Award for his forward-thinking leadership and innovative spirit during his tenure as CEO of Willow Lake Métis Nation in Anzac, Alberta. During his time as CEO, Justin built the Nation’s innovative governance and ESG frameworks, and forged several strategic partnerships to create revenue and job opportunities, spur community development, and secure the Nation’s future. Under his leadership, Willow Lake Métis became a self-governing Nation. In addition, through the Sohkastwawin initiative, which in Cree means “the act of being resilient”, the previously landless Nation purchased 205 acres of land that it plans to reclaim and develop in a sustainable way, providing their community a home for the first time.

Involvement in Certain Legal Proceedings

No director, executive officer, promoter or control person of Karbon-X has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Committees of the Board

Decisions of the Board of Directors are generally taken by written unanimous resolutions. The current Board comprises three members and holds regularly scheduled meetings. The entire board provides the functions of Audit, Compensation and Governance committees until such time as charters for these committees can be adopted and they can be populated by independent directors.

Family Relationships

None

Compliance with Section 16(A) of The Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own during the fiscal year ended May 31, 2024, all forms required, if any, were filed with the SEC by such reporting persons.

Changes in Nominating Procedures

None

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid to, or accrued by, the Named Executive Officers and any other employees earning over $100,000 per year for May 31, 2024 and May 31, 2025. No restricted stock awards, long-term incentive plan payout or other types of compensation were paid to these executive officers during that period.

Name	Year	Fees Earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Chad Clovis	2024	$180,250						$180,250
	2025	$396,076	70,751				72,750	539,577
Christopher Mulgrew*	2024	$-	-	-	-	-	-	-
	2025	$282,077	47,312	-	-	-	49,312	378,701

Mr. Mulgrew is no longer employed by the Company.

Employment Agreements

On September 16, 2024 the Company entered into an employment contract with Chad Clovis as President of Karbon-X Project. Pursuant to the contract Mr. Clovis is paid an annual salary of $450,000.

Equity Compensation Plans

On June 24, 2024 the Company adopted the 2024 Employees’ Directors’ Officers’ and Consultants’ Stock Option Plan. Which authorizes the Company to issue up to 5,000,000 options to purchase common stock at a price, term and vesting as determined by the Board of Directors. The plan was amended to authorize the issuance of up to 15,000,000 options to purchase common stock. As of November 30, 2024 the Company has outstanding 3,922,375 options to employees and officers exercisable for five years at an exercise price of $0.75 per share.

The Board may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion. Bonuses will be granted if the Board believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives. Other than our bonus plan we have no current equity compensation plans.

All compensation and stock option plans for executives and employees will be governed by the Compensation and Governance Committee.

Expense Reimbursement

We will reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

Retirement Plans and Benefits.

None.

Director Compensation

We do not have a standard compensation arrangement for directors. The Company intends to form a Compensation and Governance Committee to make such determinations, with approval by both the Board of Directors and the Audit Committee. Effective October 1, 2025 we issued had issued 83,332 shares of restricted common stock to each of our non-executive directors.

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PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by (i) those persons or groups known to beneficially own more than 5% of the Company’s common stock, (ii) each current director and executive officer of the Company, and (iii) all the current executive officers and directors as a group. The information is set forth as of the time immediately after closing the reorganization.

Pursuant to Rule 13d-3 under the Exchange Act, a beneficial owner of securities is a person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within 60 days through any means, including the exercise of any option, warrant or right or the conversion of a security. Any shares that are not outstanding that a person has the right to acquire are deemed to be outstanding for the purpose of calculating the percentage of beneficial ownership of such person, but are not deemed to be outstanding for the purpose of calculating the percentage of beneficial ownership of any other person.

The following table represents a list of the principal stockholders:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Stock

Common Stock	Chad Clovis, Chief Executive Officer, President and Director (1)	16,500,000	20.4%
Common Stock	CM Equity AG	5,000,000	6.21%
Common Stock	Morsevo Trading, Inc	4,662,125	5.8%
Common Stock	Hummingbird Trust	4,225,000	5.2%
Common Stock	Tyler Skinner	4,708,334	5.8%
Common Stock	CBKT Ventures	4,074,250	5.0%
Common Stock	Brett Hull, Director	152,777	0.2%
Common Stock	Justin Bourque, Director	111,110	0.1%
Common Stock	All directors and officers as a group (4 persons)	16,763,887	20.8%

(1)	Consists of 14,500,000 shares held directly by Mr. Clovis and 2,000,000 shares held by Jennifer Clovis, who is the spouse of Mr. Clovis.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

Director Independence

The Company is not currently listed on any national exchange, or quoted on any inter-dealer quotation service, that imposes independence requirements on any committee of the Company’s directors, such as an audit, nominating or compensation committee. The Company currently does not currently have any independent directors on its Board.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have pre-emptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Warrants and Options

The Company adopted the 2024 Employees’, Directors’, Officers’, and Consultants’ Stock Option Plan (the “Plan”) on May 16, 2024, which authorizes the issuance of options to purchase up to 5,000,000 shares of common stock. The Plan was amended to authorize the issuance of options to purchase up to 15,000,000 shares of common stock. The Plan is designed to attract, retain, and motivate employees, directors, officers, and consultants by providing them with an opportunity to acquire a proprietary interest in the Company. The Plan provides for the issuance of both Incentive Stock Options (ISOs) and Nonstatutory Stock Options (NSOs). ISOs are intended to qualify under Section 422 of the Internal Revenue Code, while NSOs do not qualify under Section 422. Options may be granted to employees, directors, officers, and consultants of the Company. Special provisions apply to individuals owning more than 10% of the Company’s stock. The maximum number of shares that may be issued under the Plan is 5,000,000 shares of common stock.

Option Terms:

•	Exercise Price: The exercise price of options granted under the Plan must be at least 100% of the fair market value of the stock on the date of grant.
•	Term: Options granted under the Plan have a maximum term of ten years from the date of grant.
•	Vesting: The vesting schedule for options is determined by the Compensation Committee at the time of grant.

Upon exercise of an option, the optionee may pay the exercise price in cash or cashless exercise, with the consent of the Compensation Committee, by tendering shares of common stock. In the event of a stock split, merger, or other corporate event, the number of shares subject to the Plan and the exercise price of outstanding options will be adjusted as determined by the Compensation Committee. Options granted under the Plan are generally non-transferable, except under specific conditions as outlined in the Plan. The Plan provides specific rules for the exercise of options upon termination of employment, including termination for cause, disability, or death. The Plan became effective upon adoption by the Board of Directors and options may not be granted after December 31, 2026.

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Activity Under the Plan

As of November 30, 2025, the following activity has occurred under the Plan, which started in the second quarter of 2024 :

Description	Number of Shares	Weighted Average Exercise Price	Weighted average remaining life (in years)
Options Authorized	15,000,000
Options Granted	4,804,000	$0.79	5.00
Options Exercised	360,000	$0.79
Options Forfeited	(521,625)	$0.75
Options Outstanding	3,922,375	$0.79	4.00
Options Vested	1,872,817	$0.79	3.75
Options Unvested	2,049,558	$0.79	4.05

Transfer Agent

Vstock Transfer LLC

18 Lafayette Place

Woodmere, New York 11598

Telephone: (212) 828-8436

LEGAL PROCEEDINGS

In February 2024, Karbon-X was notified of a former employee filing a lawsuit against the company for wrongful termination. The Company is currently counter-suing and is expecting to prevail.

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him or her in connection with any action, suit, or proceeding to which he is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence in performance of his or her duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SELLING STOCKHOLDER

This Prospectus relates to the possible resale from time to time by Mast Hill, the Selling Stockholder named in the table below, of any or all of the Common Stock that has been or may be issued by us to the Selling Stockholder upon conversion of the Note, conversion of the Maintenance Note and/or exercise of the Warrants. We are registering the Common Stock pursuant to the provisions of the Registration Rights Agreement entered into with Mast Hill in order to permit Mast Hill to offer its shares for resale from time to time.

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The table below presents information regarding the Selling Stockholder and the Common Stock they may offer from time to time under this Prospectus. With respect to Shares of Common Stock already owned, this table is prepared based on information supplied to us by the Selling Stockholder and reflects holdings as of January 26, 2026. As used in this Prospectus, the term “Selling Stockholder” includes the Selling Stockholder, and any donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this Prospectus from the Selling Stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Common Stock to be Offered Pursuant to this Prospectus” represents all of the Common Stock that the Selling Stockholder may offer under this Prospectus. The Selling Stockholder may sell some, all or none of its shares offered by this Prospectus. We do not know how long the Selling Stockholder will hold its shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Common Stock with respect to which the Selling Stockholder has voting and investment power. With respect to conversion or the Note and/or the Maintenance Note, because the conversion price of the Common Stock is determined on each settlement date, the number of shares that may actually be sold by us upon conversion of the Note or the Maintenance Note may be fewer than the number of shares being offered by this Prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this Prospectus.

Name of Selling Stockholders	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering(3)	Percent of the Class to be Owned After Offering(3)
Mast Hill Fund LP	0	13,814,000	0	0%

(1)

This number represents (a) 3,108,000common shares offered for resale by Mast Hill under the Note; (b) 10,456,000 common shares issuable upon conversion of a the Maintenance Note previously issued to Mast Hill; and (b) common shares issuable upon exercise pursuant to the common stock purchase warrant for the purchase of 250,000 shares of our common stock issued to Mast Hill.

PLAN OF DISTRIBUTION

The Selling Stockholder, including any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQX or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, prices related to prevailing market prices, fixed prices or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	exchange distributions in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlements of short sales;
•	transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
•	writings or settlements of options or other hedging transactions, whether through an options exchange or otherwise;
•	combinations of any such methods of sale; or
•	any other methods permitted pursuant to applicable law.

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Broker-dealers engaged by the Selling Stockholdes may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities will be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We have agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the sale of all of the securities pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholder or any other person. We will make copies of this Prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act.

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SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our common stock including Shares acquired upon conversion of the Note and the Maintenance note and Warrants issued to Selling Stockholder and such other convertible notes, options and warrants as may be outstanding from time to time could materially adversely affect the market price of our common stock. In addition, sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

The 13,814,000 shares of common stock being offered by this Prospectus, other than any of such shares which are acquired by our “affiliates,” as defined in Rule 144, will be freely tradable without restriction or registration under the Securities Act. As of January 23, 2026, there were 88,018,947shares of common stock outstanding without giving effect to shares issuable upon conversion of the Note, the Maintenance Note, the Warrants or any other notes outstanding.

Rule 144

In general, under Rule 144, as currently in effect, a person who is not and has not been our affiliate at any time during the preceding three months, and who has beneficially owned his shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who is our affiliate or who was our affiliate at any time during the preceding three months (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of a company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then-outstanding shares of common stock, or (2) if and when the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which a notice of such sale was filed under Rule 144. Sales under Rule 144 by our affiliates are also subject to certain requirements as to the manner of sale, notice, and availability of current public information about our company.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

LEGAL MATTERS

The legality of the securities offered by this Prospectus will be passed upon for us by Cutler Law Group, P.C., 6575 West Loop South, Suite 500, Bellaire,. Texas 77401.

EXPERTS

Our balance sheets as of May 31, 2025 and May 31, 2024 and the related statement of operations, changes in stockholders’ equity and cash flows for the years ended May 31, 2025 and May 31, 2024 included in this Prospectus have been audited by Fruci & Associates II, PLLC, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

32

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of 1934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission’s Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are available at www.sec.gov, the website of the Securities and Exchange Commission.

33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Karbon-X Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Karbon-X Corp. (“the Company”) as of May 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended May 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended May 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has generated minimal revenues from its business operations and has incurred operating losses since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525 We have served as the Company’s auditor since 2022. Spokane, Washington
September 15, 2025

F-1

KARBON-X CORP.

Consolidated Balance Sheets

	May 31, 2025	May 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$704,346	$2,675,400
Accounts receivable, net	1,782	120,284
Inventories, net	99,644	316,738
Prepaid expenses and other current assets	865,674	1,000
Deposits	23,815	-
Investments in equity securities	301,260	-
Securities receivables	3,789,651	-
Total current assets	5,786,172	3,113,422

Property and equipment, net	6,132	6,918
Right of use asset, net	503,091	316,519
Other assets	10,682	12,351
Internally developed software, net	473,895	521,372
Total assets	$6,779,972	$3,970,582

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,091,701	$127,219
Deferred Revenue	3,864,080	-
Short term loan	-	36,500
Stock payable	-	630,000
Payroll liabilities	21,146	24,104
Convertible notes payable, net of discounts	2,051,666	-
Convertible notes – interest payable	181,353	-
Embedded Derivative	168,358	-
Current portion of lease liabilities	60,475	21,945
Total current liabilities	7,688,779	839,768
Non-current portion of lease liabilities	460,266	302,557
Total liabilities	$8,149,045	$1,142,325

Commitments and contingencies	-	-

Shareholders’ equity (deficit)
Common stock $0.001 par value, 200,000,000 shares authorized, 81,992,857 and 82,174,750 shares issued and outstanding as of May 31, 2025 and May 31, 2024, respectively.	81,994	82,176
Additional Paid-in capital	10,563,141	7,675,826
Accumulated deficit	(11,990,834)	(4,937,342)
Accumulated other comprehensive gain (loss)	(23,374)	7,597
Total shareholders’ equity	(1,369,973)	2,828,257
Total liabilities and shareholders’ equity	$6,779,972	$3,970,582

The accompanying notes are an integral part of these consolidated financial statements

F-2

KARBON-X CORP.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Year Ended	For the Year Ended
	May 31, 2025	May 31, 2024
Operations
Total revenue	$3,163,772	$412,057
Cost of revenue	2,362,305	356,103
Gross profit	801,467	55,954

Marketing expenses	2,044,903	176,476
Salaries and wages	3,774,034	754,286
Professional fees	859,088	252,064
Other operating expenses	771,123	384,215
Total operating expenses	7,449,148	1,567,041

Loss from Operations	(6,647,681)	(1,511,087)

Interest income (expense)	(339,204)	(41,606)
Gain(loss) on investment	-	(1,191,890)
Gain (loss) on change in fair value of derivative liabilities	(72,927)	-
Other income (expenses)	6,320	-
Net loss before income taxes	(7,053,492)	(2,744,583)
Federal income tax expense	-	-
Net loss	(7,053,492)	(2,744,583)

Other comprehensive loss
Foreign currency translation gain (loss)	(30,971)	11,383
Total comprehensive loss	(7,084,463)	(2,733,200)

Earnings Per Share
Weighted average basic and diluted shares outstanding	83,559,068	77,165,230
Basic and fully diluted loss per share	$(0.08)	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements

F-3

KARBON-X CORP.

Consolidated Statement of Changes in Shareholders’ Equity

For the Years Ended May 31, 2025 and 2024

	Common stock		Additional paid-in	Shares to	Retained earnings	Accumulated other comprehensive	Total Stockholders'
	Shares	Amount	capital	be issued	(deficit)	profit (loss)	Equity
Balance at May 31, 2023	72,579,000	$72,579	$2,638,532	1,750,000	$(2,192,106)	$(3,786)	$2,265,219
Shares to be issued for investment				375,000			375,000
Issuance of shares for cash and warrants, net	6,895,750	6,897	4,318,827	-	-	-	4,325,724
Issuance of shares as compensation	2,500,000	2,500	622,500	(625,000)	-	-	-
Issuance of share upon convertible loan	200,000	200	99,800	-	-	-	100,000
Offering expenses			(3,833)				(3,833)
Write off investment in Silviculture				(1,500,000)			(1,500,000)
Net income (loss)	-	-	-	-	(2,744,583)		(2,744,583)
Foreign currency translation	-	-	-	-	(653)	11,383	10,730
Balance at May 31, 2024	82,174,750	82,176	7,675,826	-	(4,937,342)	7,597	2,828,257
Issuance of shares for cash, net	1,926,742	1,927	1,707,511				1,709,438
Issuance of shares for warrants	7,429	7	(7)				-
Issuance of shares as compensation	288,590	289	155,276				155,565
Issuance of share upon convertible loan	407,471	407	549,504				549,911
Option compensation expense			472,219				472,219
Cancelled shares	(2,812,125)	(2,812)	2,812				-
Net income (loss)					$(7,053,492)	$-	$(7,053,492)
Foreign currency translation					-	(30,971)	$(30,971)
Balance at May 31, 2025	81,992,857	$81,994	$10,563,140	-	$(11,990,834)	$(23,374)	$(1,369,075)

The accompanying notes are an integral part of these consolidated financial statements

F-4

KARBON-X CORP.

Consolidated Statements of Cash Flow

	For the Year Ended	For the Year Ended
	May 31, 2025	May 31, 2024
Cash flows from operating activities
Net (loss) income	$(7,053,492)	$(2,744,583)
Adjustments to reconcile net loss to net cash:
Depreciation expense	3,225	2,194
Loss on investment	-	1,191,890
Gain on change in fair value of derivative	168,358	-
Amortization of Right of Use Asset	29,215	(246,996)
Stock based compensation	627,495	-
Changes in operating assets and liabilities:
Sales tax receivable	-	38,376
Accounts receivable	118,502	(113,074)
Marketable securities	(301,260)	-
Stock payable	-	630,000
Securities receivable	(3,789,651)	-
Accounts payable	334,486	32,448
Deferred revenue	3,864,080	-
Other current liabilities	141,896	39,082
Inventory	217,094	(235,988)
Prepaid expenses	(888,489)	58,767
Payments made on operating lease	196,239	254,587
Other current assets	(166,641)	(4,837	) )
Cash used in operating activities	(6,498,943)	(1,098,134)

Cash flows from investing activities
Acquisition of property and equipment	(2,543)	-
Cash paid for equity method investment	-	(802,407)
Cash paid for software development	-	-
Cash used in investing activities	(7,847)	(802,407)

Cash flows from financing activities
Proceeds from short term loan	-	36,500
Proceeds from convertible notes	2,993,392	-
Debt discount on convertible notes	(141,529)	-
Proceeds from issuance of shares and warrants	1,709,437	4,321,891
Cash provided by financing activities	4,561,300	4,358,391

Effect of translation changes on cash	(30,868)	10,730

Change in cash and cash equivalents	(1,971,054)	2,468,580
Cash, beginning of period	2,675,400	206,820
Cash, end of period	$704,346	$2,675,400

Non cash investing and financing activities
Write off of Investment in Silviculture investment	$-	$(1,500,000)
Issuance of shares upon convertible loan	549,911	-

Supplemental disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

F-5

KARBON-X CORP.

Notes to Consolidated Financial Statements

May 31, 2025

Note 1 - Basis of Presentation and Significant Accounting Policies

Karbon-X Corp. was incorporated in the State of Nevada under the name Cocoluv, Inc. on September 13, 2017 and established a fiscal year end of May 31.

On February 21, 2022, pursuant to the terms of a Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of Karbon-X Project Inc. ("Karbon-X"), and Karbon-X became the wholly owned subsidiary of the Company in a reverse merger (the "Reverse Acquisition"). Pursuant to the Reverse Acquisition, all of the issued and outstanding shares of Karbon-X common stock were converted, at an exchange ratio of 20,000-for-1, into an aggregate of 20,000,000 shares of the Company's common stock, resulting in Karbon-X becoming a wholly owned subsidiary of the Company and all debt owed to the related party of Cocoluv, Inc. was forgiven. Karbon-X Project Inc. was incorporated in British Columbia on February 11, 2022 and established a fiscal year end of May 31. The accompanying financial statements' share information has been retroactively adjusted to reflect the exchange ratio in the Reverse Acquisition. As part of the Reverse Acquisition, on April 14, 2022 the Company changed its name to Karbon-X Corp.

Under generally accepted accounting principles in the United States ("US GAAP"), because the combined entity will be dependent on Karbon-X's senior management, the Reverse Acquisition was accounted for as a recapitalization effected by a share exchange, wherein Karbon-X is considered the acquirer for accounting and financial reporting purposes. On the date of the reorganization, the assets and liabilities of Karbon-X have been brought forward at their book value and consolidated with Cocoluv, Inc.’s assets, which comprised of cash and cash equivalents of $134 and liabilities which comprises due to related party of $99,902 (see Note 1 Basis of Presentation below). No goodwill has been recognized. Accordingly, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements are those of Karbon-X and are recorded at the historical cost basis of Karbon-X.

Going concern

The Company has recently began significant revenue generation from its business operations and has incurred operating losses since inception of $11,990,833. The Company will require additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements present the consolidated balance sheet, statements of operations, stockholders’ equity and cash flows of the Company. These consolidated financial statements are presented in the United States dollar and have been prepared in accordance with accounting principles generally accepted in the United States.

Use of Estimates and Assumptions

Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

F-6

Accounts Receivable

Accounts receivable represent amounts due from customers for goods or services provided by the Company. Accounts receivable are recorded at the invoiced amount, net of allowance of $0 and $0 as of May 31, 2025 and 2024, respectively.

In accordance with Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326), also known as the Current Expected Credit Loss (CECL) model, the Company now utilizes a forward-looking approach to estimate expected credit losses over the lifetime of the receivables. This model considers historical loss experience, current conditions, and reasonable and supportable forecasts to assess credit risk.

Sales Tax Receivable

Sales tax receivable consists of the accumulated reclaimable GST paid by the Company on purchases made in Canada.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets which are between three to seven years.

Costs of major additions and improvements are capitalized while expenditures for maintenance and repairs, which do not extend the life of the asset, are expensed. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is credited or charged to income. Long-lived assets held and used by us are reviewed based on market factors and operational considerations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. The Company periodically reviews inventories for obsolescence and any inventories identified as obsolete are written down or written off.

Investments

The Company accounts for investments with a 20% to 50% ownership and a significant but not controlling influence as equity method investments. Investments with a greater than 50% ownership and a controlling influence are accounted for using the consolidation method. The Company assesses the potential impairment of equity method investments when indicators such as a history of operating losses, negative earnings and cash flow outlook, and the financial condition and prospects for the investee’s business segment might indicate a loss in value. The Company has accounted for its investment in Silviculture Systems using the equity method and its investment in its subsidiary Karbon-X Project, Inc using the consolidation method.

During November 2023, the Company abandoned the silviculture investment deal and decided to write off the carrying value of the Equity Investment in Silviculture. Accordingly, amidst ongoing disputes which we are currently discussing, the Company has written off the carrying value of Investment of $2,564,203, accumulated value of shares to be issued $ 1,500,000 and recognized loss on write off $1,064,203 in its statement of operations for the year ended May 31, 2024.

F-7

Fair Value of Financial Instruments

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Other than the derivative liabilities presented below, the carrying amount of the Company’s financial assets and liabilities approximate their fair values.

The Company measures certain financial instruments at fair value on a recurring basis in accordance with ASC 820, Fair Value Measurement. As of May 31, 2025, the Company evaluated the conversion features embedded in certain convertible promissory notes and determined that they represent derivative liabilities requiring bifurcation under ASC 815-15.

The Company uses valuation methods to estimate the fair value of the derivative liabilities associated with its convertible notes. The model incorporates significant unobservable inputs, including:

•	Expected stock price volatility
•	Risk-free interest rates
•	Estimated time to maturity
•	Probability of uplisting
•	Expected trading volumes

Because these inputs are unobservable and require significant management judgment, the Company has classified the derivative liabilities as Level 3 in the fair value hierarchy.

The following table summarizes the fair value hierarchy of the Company’s financial liabilities measured at fair value on a recurring basis as of May 31, 2025:

	Level 1	Level 2	Level 3	Total
Derivative liabilities – convertible notes	-	-	$168,358	$168,358
Other financial instruments	-	-	-	-
Total Embedded Derivatives	-	-	$168,358	$168,358

The following table summarizes the changes in Level 3 derivative liabilities measured at fair value on a recurring basis.

May 31, 2025
Balance at beginning of period	-
Purchases / issuances	275,419
Total (gains) losses recognized in earnings	54,831
Settlements (net)	(179,666)
Change in unrealized (gains) losses included in earnings for instruments still held at period end	18,116
Balance at end of period	168,358

F-8

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Under ASC 606, the Company recognizes revenue from the commercial sales of carbon credits and consulting services by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Rates for consulting services are typically per day, per hour, or a similar basis. Consulting revenue is recognized over the period in which the service is provided.

Revenue for sales of carbon credits is recognized at a point in time when control of the credit transfers to the buyer. The Company act as a principal in all revenue transactions.

Foreign Currency Translation

The functional currency of the Company is the Canadian Dollar (“CAD”). For financial statement purposes, the reporting currency is the United States Dollar (“USD”).

For financial reporting purposes, the consolidated financial statements are translated into the Company’s reporting currency, USD. Asset and liabilities are translated using the closing exchange rate in effect at the balance sheet date with the resulting translation adjustments included as a separate component of shareholder’s equity through other comprehensive income (loss) in the consolidated statement of operations.

Income and expenses are translated at the average yearly rates of exchange. The Company includes realized gains and losses from foreign currency transactions in other income (expense), net in the consolidated statement of operations.

Warrants and Options

There is estimation uncertainty with respect to selecting inputs to the Black-Sholes model used to determine the fair value of warrants (Note 7) and options (Note 10). These inputs include the stock price of $0.9 - $0.75, exercise price of $0.75, time to maturity of two - five years, annual risk-free interest rate ranging from 4.33% - 4.74%, and annualized volatility ranging from 1,294.9% - 1,279.3%.

The above estimates and assumptions are reviewed regularly. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Significant Estimates

Significant estimates applied in the preparation of these financial statements include the estimated useful lives of property and equipment, the inputs used in the valuation of embedded derivatives on convertible notes. share volatility and estimated life of options and warrants in determining their fair value as well as the expected potential for the realization of deferred tax assets in determining the amount of the valuation allowance thereto.

Earnings per Common Share

The basic loss per share is calculated by dividing the Company’s net loss available to common shareholders by the weighted average number of common shares during the year. The diluted loss per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. As of May 31, 2025, potential dilutive securities of approximately 6,663,148 shares had an anti-dilutive effect and were not included in the calculation of diluted net loss per share.

F-9

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Our Chief Operating Decision Maker, Chad Clovis, Chief Executive Officer, President, and Director, reviews financial information and allocates resources on a consolidated basis. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Reclassifications

Certain amounts in the consolidated financial statements for the prior year have been reclassified to conform to the current year presentation. These reclassifications had no impact on net earnings, financial position, or cash flows.

 Recently Issued Accounting Standards

 The Financial Accounting Standards Board (FASB) has issued several updates relevant to the Company:

Update 2025-01: Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date Effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted.

Update 2024-04: Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. Effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted.

Update 2024-03: Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Effective for annual reporting periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted.

Update 2024-02: Codification Improvements—Amendments to Remove References to the Concepts Statements. Effective for public business entities for fiscal years beginning after December 15, 2024. For all other entities, effective for fiscal years beginning after December 15, 2025. Early application is permitted.

Update 2024-01: Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. Effective for public business entities for annual periods beginning after December 15, 2024, and interim periods within those annual periods. For all other entities, effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted.

The Company is in the process of evaluating the impact these recently issued accounting standards will have on the Company’s financial statements.

F-10

Note 2 – Prepaid Expenses

As of May 31, 2025 and May 31, 2024, prepaid expenses consisted of the following:

Description	May 31, 2025	May 31, 2024
Advertising & Promotional Agreement	$179,532	$-
Prepaid inventory	636,563	-
Other Prepaids	49,580	1,000
Total	$865,674	$1,000

Note 3 – Inventory

Inventory as of May 31, 2025 and May 31, 2024, consisted of the following:

Description	May 31, 2025	May 31, 2024
Carbon Credit Inventory	$99,644	$316,738
Total	$99,644	$316,738

Carbon credit inventory represents carbon credits currently held for sale and are stated at the lower of cost or market.

Note 4 - Property and Equipment

The amount of property and equipment as of May 31, 2025 and May 31, 2024, consisted of the following:

Description	May 31, 2025	May 31, 2024
Furniture and fixtures	$9,076	$6,589
Computer and equipment	3,664	3,695
Total property cost	$12,741	$10,284
Accumulated depreciation	(6,608)	(3,366)
Property and equipment, net	$6,132	$6,918

The Company did not purchase significant property, plant and equipment for the year ended May 31, 2025. Depreciation expense for the year ended May 31, 2025 was $3,225.

Note 5 – Convertible Notes

As of May 31, 2025, Karbon-X Corp. issued convertible promissory notes totaling USD $2,443,195 to multiple investors as part of its capital-raising efforts. The notes bear simple interest at a rate of 10% per annum - quarter, and have maturity terms of 1 year or less.

During the year ended, May 31, 2025, two notes of principal $350,000 and interest of 16,724 were converted into 404,471 shares at $0.90/share.

The Company recorded discounts of $141,529, interest expense and discount amortization related to convertible notes of $372,071 and loss on change in fair value of derivatives of $72,927 for the year ended May 31, 2025.

The notes include a conversion feature, allowing the holders to convert the principal and accrued interest into the Company's common stock. Conversion is permitted at the option of the lender at any time after the earlier of:

1.	Twenty-four months from the date of issuance, or

2.	The Company’s listing on OTCQX, Nasdaq, or NYSE.

The conversion price is the lesser of:

1.

80% of the twenty-day weighted average closing price of the Company’s common stock preceding the conversion (but not less than the average of the four notes $0.56 per share), and of the trading day immediately preceding such conversion (but not less than $0.75 per share) or (ii) $0.90 per share.

2.	The notes range from $0.50 - $0.90 per share.

F-11

Conversion is further restricted to ensure that no lender converts an amount of the note that would result in owning more than 9.9% of the outstanding common stock at any time.

The Borrower may prepay the principal amount and any unpaid interest or any portion thereof at any time without notice, further interest, bonus, or penalty, provided that a minimum of six months’ interest shall be payable regardless of the prepayment date.

The issuance of these convertible promissory notes provided the Company with necessary capital to support its operations and strategic initiatives while offering investors the potential for equity participation in the Company's future growth.

Prepayment Option

The Company may prepay the notes at any time without penalty, provided that a minimum of six months’ interest is payable. This provision ensures lenders are compensated regardless of the prepayment date.

As of May 31, 2025, the Company owed principal of $2,443,195, net of discounts of $333,334, accrued interest of $118,853, and embedded liabilities of $59,325.

Note 6 – Shareholders’ Equity

During the year ended May 31, 2025, Karbon-X Corp completed following private placement pursuant to Rule 506(c) of the Securities Exchange Act of 1934, as amended.

During the year ended May 31, 2025, the Company sold 1,926,742 shares at $0.90 per share for total proceeds of $1,712,099.

On March 31, 2025, the Company converted a loan for $350,000 principal and $16,724 interest into 407,471 shares at a price of $0.90 per share.

On March 31, 2025, the Company issued 57,875 shares at $2.04 per share for compensation of $118,007.

On May 22, 2025, the Company converted 360,000 options related to its stock option plan into 205,715 shares via a cashless exercise.

On May 15, 2025, 10,400 warrants were exercised in a cashless exercise for 7,429 shares.

Note 7 – Warrants

During the year ended May 31, 2024, the Company issued 10,400 warrants in connection with one private placement. Each warrant entitles the holder to acquire one common share of the Corporation at an exercise price of $0.50 with a two year term. The 10,400 units of warrants and shares were issued as a commission fee valued at $2,236. Additionally, the Company had 830,000 expired warrants and 2,990,000 exercised warrants at an average price of $0.75 during the same period. During the year ended May 31, 2025, these warrants were exercised in a cashless exercise for 7,429 shares.

A detail of warrant activity for the year ended May 31, 2025 is as follows:

Description	Number	Weighted average exercise price	Weighted average remaining contractual life (in years)
Outstanding May 31, 2023	4,140,000	$0.75	0.83
Exercised	(2,990,000)	0.75	-
Granted	10,400	0.75	1.13
Expired	(830,000)	0.75	-
Cancelled

Outstanding May 31, 2024	330,400	$0.63	0.63
Exercised	(10,400)	0.50	-
Granted
Expired	(320,000)
Cancelled
Outstanding May 31, 2025	-	-	-

F-12

Note 8 – Investments

On October 24, 2024, Karbon-X Corp. entered into a Carbon Credit Purchase Agreement with DevvStream Holdings Inc. As part of this agreement, Karbon-X Corp. received 174,953 common shares of New Pubco, a company formed from the merger of DevvStream Holdings Inc. and Focus Impact Acquisition Corp., a special purpose acquisition company (SPAC) listed on the Nasdaq Stock Exchange. The shares were issued at a deemed price of $6.50 per share, resulting in an initial valuation of USD $1,137,197.

On October 28, 2024, Karbon-X Corp. entered into a Carbon Credit Forward Purchase Agreement with DevvStream Holdings Inc., under which Karbon-X Corp. will sell verified greenhouse gas offset or carbon credits, specifically C-Sink Credits, to DevvStream Holdings Inc. The purchase price for these credits is USD $2,892,000, payable in 444,923 common shares of New Pubco at a deemed price of $6.50 per share. This agreement is classified as a futures contract under relevant U.S. GAAP guidance.

Initial Recognition and Measurement

At initial recognition, the common shares of New Pubco received under the agreements are classified as equity securities and measured at fair value upon initial recognition in accordance with ASC 321, "Investments—Equity Securities". The Company recorded an initial fair value of the securities based on observable market prices at the time of execution, consistent with a Level 1 fair value measurement, as the shares were actively traded on the Nasdaq Stock Exchange.

•	For the Carbon Credit Purchase Agreement, the fair value of the 174,953 shares was recognized as $68,232.

•	For the Carbon Credit Forward Purchase Agreement, the 444,923 shares were valued at $173,520, representing the purchase price of the C-Sink Credits to be delivered in the future.

Upon entering into the forward purchase agreement, Karbon-X Corp. also recognized a deferred revenue liability of $2,892,000, as the performance obligation to deliver the carbon credits had not yet been satisfied. This deferred revenue will be recognized as income upon delivery of the carbon credits. Refer to Note 7 for further details on deferred revenue.

Subsequent Measurement and True-Up Provision

Subsequent to initial recognition, the equity securities are measured at fair value in accordance with ASC 321, "Investments—Equity Securities". Additionally, as the securities are denominated in a foreign currency, a currency translation adjustment (CTA) is recorded to reflect the impact of exchange rate fluctuations. The CTA is included in other comprehensive income (OCI) in accordance with ASC 830, "Foreign Currency Matters".

As of May 31, 2025, the fair market value (FMV) of New Pubco shares was USD $0.49 per share. In compliance with ASC 321, the Company marked the investment to fair value, resulting in the following adjustments:

•	The fair value of investments was at the current market price of $0.49 per share.

•

To address the difference between the contractual price and the current market price, Karbon-X recorded a securities receivable for the true-up portion guaranteed under the agreements. The true-up provision ensures that the Company will be made whole if the market value of the shares remains below the contracted value during the adjustment period. As of May 31, 2025, no additional shares have been issued under these provisions.

F-13

As of May 31, 2025, the balances were as follows:

Description	Balance (USD)
Investments in Equity Securities	$301,260
Securities Receivable	$3,789,651
Total Value	$4,090,911

Fair Value Hierarchy

The equity securities of New Pubco are measured using Level 1 inputs, as the shares are actively traded on the Nasdaq Stock Exchange.

The Company's exposure to impairment is mitigated by the true-up provision, which ensures no loss is ultimately recognized. While the securities are remeasured to fair market value quarterly, the receivable reflects the guaranteed recovery under the agreement.

 Note 9 – Internally Developed Software

In accordance with ASC 350-40, the Company has capitalized internally developed software for its development of a mobile application. The software completed its application development stage and all related costs as of March 1, 2025 and any additional costs since then are being expensed as incurred. The software has been completed and placed into service; the Company began amortizing the software over its estimated useful life of three years on March 1, 2025.

As of May 31, 2025 and May 31, 2024, the Company has capitalized internally developed software of $473,895 and $521,372, respectively. The Company recorded amortization expense of $43,081 and $0 for the years ended May 31, 2025 and 2024, respectively. The decrease in value is primarily attributed to amortization over the asset’s useful life, other changes in value are the result of the impact of cumulative translation adjustments (CTA) resulting from the remeasurement of foreign currency values to USD.

Note 10 - Stock Option Plan

Description of the Plan

The Company has adopted the 2024 Employees', Directors', Officers', and Consultants' Stock Option Plan (the "Plan") on May 16, 2024, which authorizes the issuance of options to purchase up to 5,000,000 shares of common stock. The Plan was amended to authorize the issuance of options to purchase up to 15,000,000 shares of common stock. The Plan is designed to attract, retain, and motivate employees, directors, officers, and consultants by providing them with an opportunity to acquire a proprietary interest in the Company.

Types of Options

The Plan provides for the issuance of both Incentive Stock Options (ISOs) and Nonstatutory Stock Options (NSOs). ISOs are intended to qualify under Section 422 of the Internal Revenue Code, while NSOs do not qualify under Section 422.

Eligibility

Options may be granted to employees, directors, officers, and consultants of the Company. Special provisions apply to individuals owning more than 10% of the Company's stock.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to determine the terms and conditions of each option grant.

Shares Available

The maximum number of shares that may be issued under the Plan is 5,000,000 shares of common stock.

F-14

Option Terms:

•	Exercise Price: The exercise price of options granted under the Plan must be at least 100% of the fair market value of the stock on the date of grant.
•	Term: Options granted under the Plan have a maximum term of ten years from the date of grant.
•	Vesting: The vesting schedule for options is determined by the Compensation Committee at the time of grant.

Payment for Shares

Upon exercise of an option, the optionee may pay the exercise price in cash or cashless exercise, with the consent of the Compensation Committee, by tendering shares of common stock.

Adjustments

In the event of a stock split, merger, or other corporate event, the number of shares subject to the Plan and the exercise price of outstanding options will be adjusted as determined by the Compensation Committee.

Transferability

Options granted under the Plan are generally non-transferable, except under specific conditions as outlined in the Plan.

Termination of Employment

The Plan provides specific rules for the exercise of options upon termination of employment, including termination for cause, disability, or death.

Legal Compliance

The issuance of shares under the Plan is subject to compliance with federal and state securities laws.

Plan Duration

The Plan became effective upon adoption by the Board of Directors and options may not be granted after December 31, 2026.

Activity Under the Plan

As of May 31, 2025, the following activity has occurred under the Plan, which started in second quarter of this fiscal year :

Description	Number of Shares	Weighted Average Exercise Price	Weighted average remaining life (in years)
Options Authorized	15,000,000
Options Granted	4,612,000	$0.79	5.00
Options Exercised	360,000	$0.79
Options Forfeited	(25,125)	$0.75
Options Outstanding	4,226,875	$0.79	4.25
Options Vested	1,596,850	$0.79	4.00
Options Unvested	2,630,025	$0.79	4.30

As of May 31, 2025, the intrinsic value of the 4,226,875 outstanding options was $1,183,525.

F-15

Fair Value of Options

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

•	Expected Volatility: 35%

○

The Company determined expected volatility based on an analysis of comparable publicly traded companies in the same or similar industry. As a startup in a new industry, Karbon-X lacks sufficient historical trading data. The analysis considered market trends and the high-growth, high-risk nature of the carbon management and sustainability sector. The selected volatility reflects industry patterns of startups in comparable markets, ensuring reasonability and alignment with peer data.

•	Expected Life: 5 Years

○	Based on the vesting schedule and anticipated exercise behavior of option holders.

•	Risk-Free Interest Rate: 5%

○

The rate reflects the yield on U.S. Treasury securities with a term consistent with the expected life of the options. Given the current interest rate environment, a 5% rate is appropriate for options granted during Q3 FY2025. This aligns with the Federal Reserve’s policy rates and prevailing market conditions.

•	Expected Dividends: 0%

○	The Company does not currently pay dividends, consistent with its growth-oriented business strategy.

Stock-Based Compensation Expense

For the year ended May 31, 2025, the Company recognized stock-based compensation expense of USD $472,219.

Note 11 – Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes.” Deferred income taxes are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. A valuation allowance is established when, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Given the Company’s history of operating losses and negative evidence outweighing positive evidence, the Company has recorded a full valuation allowance against its net deferred tax assets. Accordingly, no income tax expense (benefit) has been recognized for the years presented.

F-16

Components of loss before income taxes were as follows:

	May 31, 2025	May 31, 2024
Domestic	(2,108,311)	(1,589,940)
Foreign	(4,041,647)	(1,154,643)
Total	(6,149,958)	(2,744,583)

The provision for income taxes consisted of:

	May 31, 2025	May 31, 2024
Federal	-	-
State	-	-
Foreign	-	-
Total income tax expense (benefit)	-	-

	May 31, 2025	May 31, 2024
Deferred tax assets:
Net operating loss carryforwards	(2,328,333)	(1,036,842)
Valuation allowance	(2,328,333)	(1,036,842)
Net deferred tax assets	-	-
Deferred tax liabilities	-	-
Net deferred tax asset (liability) recognized	-	-

As of May 31, 2025, the Company had U.S. federal and state net operating loss (“NOL”) carryforwards of approximately $11,087,300 and $4,937,342, respectively. Federal NOLs generated in tax years beginning after December 31, 2017 do not expire and are available to offset up to 80% of taxable income in future years. The Company had no unrecognized tax benefits as of May 31, 2025 or May 31, 2024 and does not expect a significant change in unrecognized tax benefits within the next 12 months.

Note 12 – Commitments and Contingencies

Legal Proceedings

In February 2024, Karbon-X were notified of a former employee filing a lawsuit against the company for wrongful termination. The Company is currently counter-suing and is expecting to prevail.

Operating Leases

The Company has entered into a operating lease for office space commencing on July 1, 2025, with an early occupancy period beginning on February 1, 2025. The lease has a term of 5 years, expiring on June 30, 2030. During the early occupancy period (February 1, 2025 – June 30, 2025), no rent payments are required.

Lease right-of-use assets represent the right to use an underlying asset pursuant to the lease for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Lease right-of-use assets and lease liabilities are recognized at the commencement of an arrangement where it is determined at inception that a lease exists. These assets and liabilities are initially recognized based on the present value of lease payments over the lease term calculated using our estimated incremental borrowing rate generally applicable to the location of the lease right-of-use asset, unless an implicit rate is readily determinable. We combine lease and certain non-lease components in determining the lease payments subject to the initial present value calculation. Lease right-of-use assets include upfront lease payments and exclude lease incentives, if applicable. When lease terms include an option to extend the lease, we have not assumed the options will be exercised.

Lease expense for operating leases generally consist of both fixed and variable components. Expense related to fixed lease payments are recognized on a straight-line basis over the lease term. Variable lease payments are generally expensed as incurred, where applicable, and include agreed-upon changes in rent, certain non-lease components, such as maintenance and other services provided by the lessor, and other charges included in the lease. Leases with an initial term of twelve months or less are not recorded on the balance sheet. We recognized total lease expense of approximately $167,086 and $28,430 for the years ended May 31, 2025 and 2024, primarily related to operating lease costs paid to lessors from operating cash flows. We entered into our operating lease in April 2024 with a term of five years.

F-17

Future minimum lease payments under operating leases that have initial noncancelable lease terms in excess of one year at May 31, 2025 were as follows:

SCHEDULE OF FUTURE MINIMUM LEASE PAYMENTS UNDER OPERATING LEASES	Total
Calendar Year Ended
2025	$46,356
2026	116,092
2027	123,348
2028	125,767
2029	128,185
Thereafter	54,418
Total lease payment	594,168
Less: Imputed interest	(73,427)
Operating lease liabilities	520,741

Operating lease liability - current	60,475
Operating lease liability - non-current	$460,266

SCHEDULE OF OTHER SUPPLEMENTAL INFORMATION UNDER OPERATING LEASE
Weighted average discount rate	5.00%
Weighted average remaining lease term (years)	5.08

Note 13 – Subsequent Events

On June 1, 2025, the Company entered into an Asset Purchase Agreement with Allcot AG to acquire specified assets (including certain subsidiary shares, intellectual property, database, project pipeline, and contract rights) for cash consideration of $350,000. The Company expects to account for the transaction as an asset acquisition under ASC 805; valuation is ongoing and the financial effects are not yet reasonably estimable.

The Company converted four convertible notes in August 2025 of principal $2,193,195 and accrued interest of $117,329 into 4,749,156 shares at conversion prices ranging from $0.45 - $0.90.

On August 5, 2025, the Company issued a $3.5 million unsecured convertible note to Hedera Foundation SECZ bearing simple interest of 10% per quarter. The note is convertible at the greater of 90% of the 20-day VWAP or $0.90 per share with a maturity of one year or less.

In July 2025, the Company issued a $125,000 note and the note was repaid in August 2025.

In August 2025, due to a supplier issue, $1,276,800 in deferred revenue was refunded to a customer, we are in negotiations with this customer to recommence this contract at a similar price.

Effective July 29, 2025, Christopher Mulgrew is no longer Chief Financial Officer of the Company and Adriana Ebell was appointed Acting Chief Financial Officer.

The Company evaluated subsequent events through September 15, 2025 and identified no other events requiring recognition or additional disclosure.

F-18

QUARTER ENDED NOVEMBER 30, 2025

F-19

KARBON-X CORP.

Condensed Consolidated Balance Sheets

	November 30, 2025	May 31, 2025
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$6,518,850	$704,346
Accounts receivable, net	5,230,247	1,782
Inventories, net	1,492,692	99,644
Prepaid expenses and other current assets	264,977	865,674
Deposits	1,422	23,815
Investments in equity securities	103,519	301,260
Securities receivables	3,922,717	3,789,651
Total current assets	17,534,424	5,786,172

Property and equipment, net	4,490	6,132
Right of use asset, net	452,054	503,091
Other assets	57,193	10,682
Internally developed software, net	395,249	473,895
Total assets	$18,443,410	$6,779,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,912,484	$1,091,701
Deferred Revenue	2,914,901	3,864,080
Short term loan payable	49,645	-
Related party loan	80,000	-
Other current liabilities	96,383	-
Payroll liabilities	45,447	21,146
Convertible notes payable, net of discounts	4,020,567	2,051,666
Convertible notes – interest payable	501,355	181,353
Embedded Derivative	307,021	168,358
Receivables financing obligation	288,192	-
Current portion of lease liabilities	82,810	60,475
Total current liabilities	15,298,805	7,438,779
Long term debt	4,867,484	-
Long term convertible notes payable	250,000	250,000
Non-current portion of lease liabilities	396,801	460,266
Total liabilities	20,813,090	8,149,045

Commitments and contingencies	-	-

Stockholders’ equity (deficit)
Common stock $0.001 par value, 200,000,000 shares authorized, 87,535,809 and 81,992,857 shares issued and outstanding as of November 30, 2025 and May 31, 2025, respectively.	87,537	81,994
Additional Paid-in capital	13,464,396	10,563,141
Accumulated deficit	(16,034,844)	(11,990,834)
Accumulated other comprehensive gain (loss)	113,231	(23,374)
Total stockholders’ equity	(2,369,680)	(1,369,073)
Total liabilities and stockholders’ equity	$18,443,410	$6,779,972

See notes to condensed consolidated financial statements.

F-20

KARBON-X CORP.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	November 30, 2025	November 30, 2024	November 30, 2025	November 30, 2024
Operations
Total revenue	$20,847,625	$1,175,060	$56,506,557	$1,302,489
Cost of revenue	18,843,914	644,237	54,208,979	738,335
Gross profit	2,003,711	530,823	2,297,578	564,154

Marketing expenses	683,361	370,488	1,311,901	382,839
Salaries and wages	1,605,992	922,139	3,204,641	1,455,733
Professional fees	377,109	265,570	484,556	410,843
Other operating expenses	206,309	177,684	530,607	312,150
Total operating expenses	2,872,771	1,735,881	5,531,705	2,561,565

Income (Loss) from Operations	(869,060)	(1,205,058)	(3,234,127)	(1,997,411)

Interest income (expense)	(619,936)	928	(926,198)	928
Gain (loss) on change in fair value of derivative liabilities	44,609	-	140,444	-
Other income (expenses)	(3,389)	30,162	(24,131)	30,162
Net loss before income taxes	(1,447,776)	(1,161,555)	(4,044,012)	(1,966,321)
Federal income tax expense	-	-	-	-
Net income (loss)	(1,447,776)	(1,161,555)	(4,044,012)	(1,966,321)

Other comprehensive income
Foreign currency translation gain (loss)	(11,706)	(125,339)	136,605	(91,958)
Total comprehensive income	(1,459,482)	(1,286,894)	(3,907,407)	(2,058,279)

Earnings Per Share
Weighted average basic and diluted shares outstanding	87,249,811	81,737,822	84,778,061	81,619,321
Basic and fully diluted loss per share	$(0.02)	$(0.01)	$(0.05)	$(0.02)

See notes to condensed consolidated financial statements.

F-21

KARBON-X CORP.

Condensed Consolidated Statement of Stockholders’ Equity

For the Three Months and Six Ended November 30, 2025 and 2024

(Unaudited)

Three and Six Months Ended November 30, 2024

	Common stock		Additional paid-in	Retained earnings	Accumulated other comprehensive	Total Stockholders’
	Shares	Amount	capital	(deficit)	profit (loss)	Equity
Balance at May 31, 2024	82,174,750	$82,176	$7,675,826	$(4,937,342)	$7,597	$2,828,257
Issuance of shares for cash	1,238,887	1,239	1,091,261	-	-	1,092,500
Net income (loss)				(804,766)	-	(804,766)
Foreign currency translation				-	33,381	33,381
Balance at August 31, 2024	83,413,637	$83,415	$8,767,087	$(5,742,108)	$40,978	$3,149,372
Issuance of shares for cash	155,771	156	138,313	-	-	138,469
Option compensation expense			290,263			290,263
Net income (loss)				(1,161,555)	-	(1,161,555)
Foreign currency translation				-	(125,339)	(125,339)
Balance at November 30, 2024	83,569,408	$83,571	$9,195,663	$(6,903,663)	$(84,361)	$2,291,210

Three and Six Months Ended November 30, 2025

	Common stock		Additional paid-in	Retained earnings	Accumulated other comprehensive	Total Stockholders’
	Shares	Amount	capital	(deficit)	profit (loss)	Equity
Balance at May 31, 2025	81,992,857	$81,994	$10,563,141	$(11,990,834)	$(23,374)	$(1,369,073)
Issuance of shares as compensation	110,000	110	94,890	-	-	95,000
Issuance of shares upon conversion of loan	4,870,291	4,870	2,279,278	-	-	2,284,148
Option compensation expense		-	92,309	-	-	92,309
Net income (loss)				(2,596,234)	-	(2,596,234)
Foreign currency translation					148,311	148,311
Balance at August 31, 2025	86,973,148	$86,974	$13,029,618	$(14,587,068)	$124,937	$(1,345,539)
Issuance of shares for cash, net	130,000	130	116,870	-	-	117,000
Issuance of shares as compensation	344,661	345	159,523	-	-	159,868
Issuance of commitment shares	88,000	88	53,952			54,040
Option compensation expense		-	104,433	-	-	104,433
Net income (loss)				(1,447,776)	-	(1,447,776)
Foreign currency translation					(11,706)	(11,706)
Balance at November 30, 2025	87,535,809	$87,537	$13,464,396	$(16,034,844)	$113,231	$(2,369,680)

See notes to condensed consolidated financial statements.

F-22

KARBON-X CORP.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended	For the Six Months Ended
	November 30, 2025	November 30, 2024
Cash flows from operating activities
Net (loss) income	$(4,044,012)	$(1,966,321)
Adjustments to reconcile net loss to net cash:
Depreciation and amortization expense	79,433	1,242
Gain on change in fair value of derivative	(140,444)	-
Amortization of Right of Use Asset	43,462	290,263
Amortization of debt discount	295,677	-
Stock based compensation	451,609	-
Changes in operating assets and liabilities:
Accounts receivable	(5,228,465)	120,284
Marketable securities	197,741	(581,639)
Securities receivable	(133,066)	(3,434,113)
Accounts payable	5,820,783	(652,103)
Deferred revenue	(949,179)	-
Other current liabilities	342,205	2,549,279
Other assets	(46,511)	245,484
Inventory	(787,955)	243,065
Prepaid expenses	623,090	(179,974)
Payments made on operating lease	(41,130)	-
Cash used in operating activities	(3,516,762)	(3,364,533)

Cash flows from investing activities
Acquisition of carbon projects	(605,093)	-
Cash used in investing activities	(605,093)	-

Cash flows from financing activities
Proceeds from short term loan	49,645	-
Proceeds from related party loan	80,000	-
Proceeds from convertible notes	4,389,000	1,009,803
Proceeds from long term debt	4,867,484	-
Proceeds from receivables financing obligation	788,800	-
Payments on receivables financing obligation	(500,608)	-
Proceeds from issuance of shares	117,000	1,230,969
Cash provided by financing activities	9,791,321	2,240,772

Effect of translation changes on cash	145,038	(91,958)

Change in cash and cash equivalents	5,814,504	(1,215,719)
Cash, beginning of period	704,346	2,675,400
Cash, end of period	$6,518,850	$1,459,681

Non cash investing and financing activities,
Issuance of shares upon conversion of loan principal and interest	2,284,148	-
Issuance of commitment shares as debt discount	54,040	-
Derivative recorded for debt discount at inception	279,107

Supplemental disclosures
Cash paid for interest	$54,117	$-
Cash paid for income taxes	$-	$-

See notes to condensed consolidated financial statements.

F-23

NOTE 1 – BACKGROUND, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Business Operations

Karbon-X Corp. was incorporated in the State of Nevada under the name Cocoluv, Inc. on September 13, 2017 and established a fiscal year end of May 31.

On February 21, 2022, pursuant to the terms of a Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of Karbon-X Project Inc. (“Karbon-X”), and Karbon-X became the wholly owned subsidiary of the Company in a reverse merger (the “Reverse Acquisition”). Pursuant to the Reverse Acquisition, all of the issued and outstanding shares of Karbon-X common stock were converted, at an exchange ratio of 20,000-for-1, into an aggregate of 20,000,000 shares of the Company’s common stock, resulting in Karbon-X becoming a wholly owned subsidiary of the Company and all debt owed to the related party of Cocoluv, Inc. was forgiven. Karbon-X Project Inc. was incorporated in British Columbia on February 11, 2022 and established a fiscal year end of May 31. The accompanying financial statements’ share information has been retroactively adjusted to reflect the exchange ratio in the Reverse Acquisition. As part of the Reverse Acquisition, on April 14, 2022 the Company changed its name to Karbon-X Corp.

Under generally accepted accounting principles in the United States (“US GAAP”), because the combined entity will be dependent on Karbon-X’s senior management, the Reverse Acquisition was accounted for as a recapitalization effected by a share exchange, wherein Karbon-X is considered the acquirer for accounting and financial reporting purposes. On the date of the reorganization, the assets and liabilities of Karbon-X have been brought forward at their book value and consolidated with Cocoluv, Inc.’s assets, which comprised of cash and cash equivalents of $134 and liabilities which comprises due to related party of $99,902 (see Note 1 Basis of Presentation below). No goodwill has been recognized. Accordingly, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements are those of Karbon-X and are recorded at the historical cost basis of Karbon-X.

On June 27, 2025, the Company completed an asset acquisition consisting of a portfolio of carbon-offset projects (the “Projects”). The transaction did not meet the definition of a business combination under ASC 805-10 because the acquired group of assets did not include an integrated set of activities capable of producing outputs. Accordingly, the acquisition has been accounted for as an asset acquisition in accordance with ASC 805-50. See Note 8 for further discussion.

Going Concern

The Company has recently begun ramping up revenues from its business operations, however it has incurred operating losses since inception of $16,034,844. The Company will require additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. This includes newly formed subsidiaries, Karbon-X Trading LTD, Allcot Limited, Allcot Soluciones España S.L and Allcot X Colombia S.A.S, which are consolidated with the Company and existing subsidiaries, Karbon-X Project, Inc and Karbon-X USA Corp.

 All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements present the condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive income (loss), condensed consolidated statements of stockholders’ equity and condensed consolidated statement of cash flows of the Company. These consolidated financial statements are presented in the United States dollar and have been prepared in accordance with accounting principles generally accepted in the United States.

F-24

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the date of purchase.

Accounts Receivable

Accounts receivable represent amounts due from customers for goods or services provided by the Company. Accounts receivable are recorded at the invoiced amount, net of allowance of $0 and $0 as of November 30, 2025 and May 31, 2025, respectively.

In accordance with Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326), also known as the Current Expected Credit Loss (CECL) model, the Company now utilizes a forward-looking approach to estimate expected credit losses over the lifetime of the receivables. This model considers historical loss experience, current conditions, and reasonable and supportable forecasts to assess credit risk.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets which are all five years.

Costs of major additions and improvements are capitalized while expenditures for maintenance and repairs, which do not extend the life of the asset, are expensed. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is credited or charged to income. Long-lived assets held and used by us are reviewed based on market factors and operational considerations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Fair Value of Financial Instruments

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

•	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

•	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Other than the derivative liabilities presented below, the carrying amount of the Company’s financial assets and liabilities approximate their fair values.

F-25

The Company measures certain financial instruments at fair value on a recurring basis in accordance with ASC 820, Fair Value Measurement. As of May 31, 2025, the Company evaluated the conversion features embedded in certain convertible promissory notes and determined that they represent derivative liabilities requiring bifurcation under ASC 815-15.

The Company uses the binomial model to estimate the fair value of the derivative liabilities associated with its convertible notes. The model incorporates significant unobservable inputs, including:

•	Expected stock price volatility
•	Risk-free interest rates
•	Estimated time to maturity
•	Probability of uplisting
•	Expected trading volumes

Because these inputs are unobservable and require significant management judgment, the Company has classified the derivative liabilities as Level 3 in the fair value hierarchy.

The following table summarizes the fair value hierarchy of the Company’s financial liabilities measured at fair value on a recurring basis as of November 30, 2025:

	Level 1	Level 2	Level 3	Total
Derivative liabilities – convertible notes	-	-	$307,021	$307,021
Other financial instruments	-	-	-	-
Total Embedded Derivatives	-	-	$307,021	$307,021

The following table summarizes the changes in Level 3 derivative liabilities measured at fair value on a recurring basis.

November 30, 2025
Balance at beginning of period May 31, 2025	$168,358
Issuances	279,107
Total (gains) losses recognized in earnings	-
Settlements (net)	-
Change in unrealized (gains) losses included in earnings for instruments still held at period end	(140,444)
Balance at end of period November 30, 2025	$307,021

Receivables Financing

The Company has entered into receivables financing arrangements whereby it receives cash advances in exchange for rights to future trade receivables. These transactions do not qualify for sale accounting under ASC 860 and are accounted for as secured borrowings. As such, the receivables remain on the consolidated balance sheet and the related obligations are recorded within “Receivables financing obligation.” The obligations are repaid as the receivables are collected. Related fees are recorded in interest expense.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Under ASC 606, the Company recognizes revenue from the commercial sales of carbon credits and consulting services by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

F-26

Rates for consulting services are typically per day, per hour, or a similar basis. Consulting revenue is recognized over the period in which the service is provided.

Revenue for sales of carbon credits is recognized at a point in time when control of the credit transfers to the buyer. The Company acts as a principal in all revenue transactions.

Foreign Currency Translation

The functional currency of the Company is the Canadian Dollar (“CAD”). For financial statement purposes, the reporting currency is the United States Dollar (“USD”). The Company conducts certain operations and transactions in Euros (“EUR”) and Colombian Pesos (“COP”).

For financial reporting purposes, the consolidated financial statements are translated into the Company’s reporting currency, USD. Asset, liability and equity accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive loss in stockholder’s equity (deficit).

Significant Estimates

Significant estimates applied in the preparation of these financial statements include the estimated useful lives of property and equipment, the inputs used in the valuation of embedded derivatives on convertible notes, share volatility and estimated life of options in determining their fair value as well as the expected potential for the realization of deferred tax assets in determining the amount of the valuation allowance thereto.

Earnings per Common Share

The basic loss per share is calculated by dividing the Company’s net loss available to common stockholders by the weighted average number of common shares during the period. The diluted loss per share is calculated by dividing the Company’s net loss available to common stockholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. As of November 30, 2025 diluted shares were calculated and included on the income statement. Potential dilutive securities of approximately 4,072,375 shares from stock options and 4,222,222 shares related to convertible notes had an anti-dilutive effect and were not included in the calculation of diluted net loss per share.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Our Chief Operating Decision Maker, Chad Clovis, Chief Executive Officer, President, and Director, reviews financial information and allocates resources on a consolidated basis. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Reclassifications

Certain amounts in the comparative periods presented have been reclassified to conform to the current period’s presentation. These reclassifications had no effect on the previously reported net income, comprehensive income, total assets, or stockholders’ equity.

F-27

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) has issued several updates relevant to the Company:

•

Update 2025-01: Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date Effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted.

•

Update 2025-05: Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. Effective for fiscal years beginning after December 15, 2025. Early adoption is permitted.

•

Update 2024-04: Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. Effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted.

•

Update 2024-03: Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Effective for annual reporting periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted.

The Company is evaluating the impact of the above provisions on its consolidated financial statements

•

Update 2024-02: Codification Improvements—Amendments to Remove References to the Concepts Statements. Effective and adopted for public business entities for fiscal years beginning after December 15, 2024. For all other entities, effective for fiscal years beginning after December 15, 2025. Early application is permitted.

•

Update 2024-01: Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. Effective and adopted for public business entities for annual periods beginning after December 15, 2024, and interim periods within those annual periods. For all other entities, effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted.

The Company has adopted the above provisions, which had no material impact on its consolidated financial statements

Note 2 – Prepaid Expenses

As of November 30, 2025 and May 31, 2025, prepaid expenses consisted of the following:

Description	November 30, 2025	May 31, 2025
Advertising & Promotional Agreement	$212,036	$179,532
Prepaid inventory	-	636,562
Other Prepaids	52,941	49,580
Total	$264,977	$865,674

Note 3 – Inventory

Inventory as of November 30, 2025 and May 31, 2025, consisted of the following:

Description	November 30, 2025	May 31, 2025
Carbon Credit Inventory	$441,291	$99,644
Project - Work in progress	1,051,401	-
Total	$1,492,692	$99,644

F-28

Carbon credit inventory represents carbon credits currently held for sale and are stated at the lower of cost or market.

Work-in-progress represents the costs incurred on projects that are in the process of development and are expected to generate carbon credits in the future. Such costs may include project design, permitting, verification, and other directly attributable expenditures necessary to bring the projects to a stage where credits can be issued. Work-in-progress is carried at cost, and upon certification and issuance of the underlying carbon credits, the related costs are reclassified from work-in-progress to carbon credit inventory.

Note 4 – Property and Equipment

The amount of property and equipment as of November 30, 2025 and May 31, 2025, consisted of the following:

Description	November 30, 2025	May 31, 2025
Furniture and fixtures	$8,933	$9,076
Computer and equipment	3,606	3,664
Total property cost	$12,539	$12,741
Accumulated depreciation	(8,049)	(6,608)
Property and equipment, net	$4,490	$6,132

The Company did not purchase significant property, plant and equipment for the six months ended November 30, 2025 and 2024. Depreciation expense for the six months ended November 30, 2025 was $1,501.

Note 5 – Convertible Notes

As of November 30, 2025, Karbon-X Corp. issued convertible promissory notes totaling USD $4,639,000 to multiple investors as part of its capital-raising efforts. The notes bear simple interest at a rate of 10% per quarter, and have maturity terms of 1 year or less.

During the six months ended, November 30, 2025, five notes of principal $2,193,195 and interest of $90,954 were converted into 4,870,291 shares at $0.90 - $0.45/share.

The Company recorded discounts of $387,265, interest expense and discount amortization related to convertible notes of $264,416 and gain on change in fair value of derivatives of $140,444 for the six months ended November 30, 2025.

The notes include a conversion feature, allowing the holders to convert the principal and accrued interest into the Company’s common stock. For a significant amount of the notes, Conversion is permitted at the option of the lender at any time after the earlier of:

1.	Twenty-four months from the date of issuance, or

2.	The Company’s listing on OTCQX, Nasdaq, or NYSE.

The conversion price is the lesser of:

1.

80% of the twenty-day weighted average closing price of the Company’s common stock preceding the conversion (but not less than the average of the two notes $0.56 per share), and of the trading day immediately preceding such conversion (but not less than $0.75 per share) or (ii) $0.90 per share.

2.	The notes range from $0.75 - $0.90 per share.

F-29

Conversion is further restricted to ensure that no lender converts an amount of the note that would result in owning more than 4.9% of the outstanding common stock at any time.

The Borrower may prepay the principal amount and any unpaid interest or any portion thereof at any time without notice, further interest, bonus, or penalty, provided that a minimum of six months’ interest shall be payable regardless of the prepayment date.

The issuance of these convertible promissory notes provided the Company with necessary capital to support its operations and strategic initiatives while offering investors the potential for equity participation in the Company’s future growth.

Prepayment Option

The Company may prepay the notes at any time without penalty, provided that a minimum of six months’ interest is payable. This provision ensures lenders are compensated regardless of the prepayment date.

As of November 30, 2025, the Company owed principal of $4,270,567, net of discounts of $368,433, accrued interest of $501,355, and carried embedded liabilities of $307,021. As of November 30, 2025, principal of $250,000 was classified as a long term liability and principal of $4,020,567 was classified as a current liability.

Note 6 – Investments

On October 24, 2024, Karbon-X Corp. entered into a Carbon Credit Purchase Agreement with DevvStream Holdings Inc. As part of this agreement, Karbon-X Corp. received 174,953 common shares of New Pubco, a company formed from the merger of DevvStream Holdings Inc. and Focus Impact Acquisition Corp., a special purpose acquisition company (SPAC) listed on the Nasdaq Stock Exchange. The shares were issued at a deemed price of $6.50 per share, resulting in an initial valuation of USD $1,137,197.

On October 28, 2024, Karbon-X Corp. entered into a Carbon Credit Forward Purchase Agreement with DevvStream Holdings Inc., under which Karbon-X Corp. will sell verified greenhouse gas offset or carbon credits, specifically C-Sink Credits, to DevvStream Holdings Inc. The purchase price for these credits is USD $2,892,000, payable in 444,923 common shares of New Pubco at a deemed price of $6.50 per share. This agreement is classified as a futures contract under relevant U.S. GAAP guidance.

Initial Recognition and Measurement

At initial recognition, the common shares of New Pubco received under the agreements are classified as equity securities and measured at fair value upon initial recognition in accordance with ASC 321, “Investments—Equity Securities”. The Company recorded an initial fair value of the securities based on observable market prices at the time of execution, consistent with a Level 1 fair value measurement, as the shares were actively traded on the Nasdaq Stock Exchange.

•	For the Carbon Credit Purchase Agreement, the fair value of the 17,495 shares was recognized as $68,232.

•	For the Carbon Credit Forward Purchase Agreement, the 44,492 shares were valued at $173,520, representing the purchase price of the C-Sink Credits to be delivered in the future.

Upon entering into the forward purchase agreement, Karbon-X Corp. also recognized a deferred revenue liability of $2,892,000, as the performance obligation to deliver the carbon credits had not yet been satisfied. This deferred revenue will be recognized as income upon delivery of the carbon credits.

Subsequent Measurement and True-Up Provision

Subsequent to initial recognition, the equity securities are measured at fair value in accordance with ASC 321, “Investments—Equity Securities”. Additionally, as the securities are denominated in a foreign currency, a currency translation adjustment (CTA) is recorded to reflect the impact of exchange rate fluctuations. The CTA is included in other comprehensive income (OCI) in accordance with ASC 830, “Foreign Currency Matters”.

As of November 30, 2025, the fair market value (FMV) of New Pubco shares was USD $1.67 per share. In compliance with ASC 321, the Company marked the investment to fair value, resulting in the following adjustments:

F-30

•	The fair value of investments was at the current market price of $1.67 per share.

•

To address the difference between the contractual price and the current market price, Karbon-X recorded a securities receivable for the true-up portion guaranteed under the agreements. The true-up provision ensures that the Company will be made whole if the market value of the shares remains below the contracted value during the adjustment period. As of November 30, 2025, no additional shares have been issued under these provisions.

As of November 30, 2025, the balances were as follows:

Description	Balance (USD)
Investments in Equity Securities	$103,519
Securities Receivable	$3,922,717
Total Value	$4,026,236

Fair Value Hierarchy

The equity securities of New Pubco are measured using Level 1 inputs, as the shares are actively traded on the Nasdaq Stock Exchange.

The Company’s exposure to impairment is mitigated by the true-up provision, which ensures no loss is ultimately recognized. While the securities are remeasured to fair market value quarterly, the receivable reflects the guaranteed recovery under the agreement.

Note 7 – Internally Developed Software

In accordance with ASC 350-40, the Company has capitalized internally developed software for its development of a mobile application. The software completed its application development stage and all related costs as of March 1, 2025 and any additional costs since then are being expensed as incurred. The software has been completed and placed into service; the Company began amortizing the software over its estimated useful life of three years on March 1, 2025.

As of November 30, 2025 and May 31, 2025, the Company has capitalized internally developed software of $395,249 and $473,895, respectively. The Company recorded amortization expense of $63,504 and $0 for the six months ended November 30, 2025 and 2024, respectively. The decrease in value is primarily attributed to amortization over the asset’s useful life, other changes in value are the result of the impact of cumulative translation adjustments (CTA) resulting from the remeasurement of foreign currency values to USD.

Note 8 – Asset Acquisition and Project Work in Progress

On June 27, 2025, the Company completed an asset acquisition consisting of a portfolio of carbon-offset projects (the “Projects”). The transaction did not meet the definition of a business combination under ASC 805-10 because the acquired group of assets did not include an integrated set of activities capable of producing outputs. Accordingly, the acquisition has been accounted for as an asset acquisition in accordance with ASC 805-50.

Total Cost of Acquisition

The Company paid cash consideration of $314,441 to the sellers and incurred $180,819 of direct legal expenses and $109,833 of due-diligence fees directly attributable to the acquisition. In accordance with ASC 805-50, these transaction costs were capitalized as part of the acquisition cost. The total capitalized cost of the Projects was $605,093.

Nature of Assets Acquired

Management evaluated the nature of the assets acquired and determined that no separately identifiable intangible rights, contractual concessions, or tangible property were transferred other than the underlying in-process project activities. Substantially all economic value acquired relates to carbon-credit production already in progress at the acquisition date, which is expected to result in verified credits upon completion of the remaining verification and issuance procedures. Because the acquired value represents in-process production intended for sale, the total purchase price and capitalized transaction costs have been allocated entirely to Inventory – Project Work in Progress.

F-31

Measurement Basis

The Projects are recorded at cost, representing the total consideration transferred and directly attributable acquisition expenditures, consistent with ASC 805-50-30-3. Work-in-progress inventory is subsequently measured at the lower of cost or net realizable value in accordance with ASC 330. No goodwill or other identifiable intangible assets were recognized. Costs incurred after the acquisition that relate directly to continued project development are capitalized as additions to WIP until verified carbon credits are issued, at which time such balances will be reclassified to Inventory – Carbon Credits.

Fair-Value Considerations

Although recorded at cost, management believes the estimated fair value of the acquired Projects exceeds $22 million, based on market-based indications of expected credit issuance volumes and prevailing carbon-credit pricing. The difference between the purchase price and management’s view of fair value primarily reflects the project-specific risks and uncertainties evaluated by market participants at the time of negotiation, including verification timelines, regulatory changes, and potential variability in issuance volumes. In accordance with U.S. GAAP, such fair-value differences are not recognized in the financial statements, and the Projects continue to be carried at their historical cost basis.

Subsequent Developments and Valuation Sensitivity

Management continually monitors market conditions, verification milestones, and registry guidance that could affect the estimated realizable value of the Projects. As each Project progresses toward independent verification and credit issuance, management intends to reassess key assumptions including verified-credit volumes, expected market prices, and discount factors to evaluate whether any indicators of impairment or changes in net realizable value exist. Should verification proceed as anticipated and market pricing remain consistent with current levels, the Company expects the aggregate realizable value of the Projects to approximate or exceed management’s current fair-value estimate. However, adverse developments in regulatory frameworks, verification timing, or market demand for voluntary carbon credits could materially reduce future realized values.

Note 9 – Stockholders’ Equity

During the six months ended November 30, 2025, the Company converted loans of $2,193,195 and interest of $90,954 into 4,870,291 shares at a price of $0.90 - $0.45/share.

During the six months ended November 30, 2025, the Company issued 130,000 shares for cash of $117,000 at $0.90 per share.

During the six months ended November 30, 2025, the Company issued 454,661 shares at $0.90 - $0.44/share for compensation of $254,868.

During the six months ended November 30, 2025, the Company issued commitment shares of 88,000 at $0.70 - $0.52/share valued at $54,040 to three note holders in connection with the purchase of their respective notes. These commitment shares are reflected in equity and as debt discounts on their respective notes.

Note 10 – Stock Option Plan

Description of the Plan

The Company has adopted the 2024 Employees’, Directors’, Officers’, and Consultants’ Stock Option Plan (the “Plan”) on May 16, 2024, which authorizes the issuance of options to purchase up to 5,000,000 shares of common stock. The Plan was amended to authorize the issuance of options to purchase up to 15,000,000 shares of common stock. The Plan is designed to attract, retain, and motivate employees, directors, officers, and consultants by providing them with an opportunity to acquire a proprietary interest in the Company.

Types of Options

The Plan provides for the issuance of both Incentive Stock Options (ISOs) and Nonstatutory Stock Options (NSOs). ISOs are intended to qualify under Section 422 of the Internal Revenue Code, while NSOs do not qualify under Section 422.

F-32

Eligibility

Options may be granted to employees, directors, officers, and consultants of the Company. Special provisions apply to individuals owning more than 10% of the Company’s stock.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to determine the terms and conditions of each option grant.

Shares Available

The maximum number of shares that may be issued under the Plan is 5,000,000 shares of common stock.

Option Terms:

•	Exercise Price: The exercise price of options granted under the Plan must be at least 100% of the fair market value of the stock on the date of grant.
•	Term: Options granted under the Plan have a maximum term of ten years from the date of grant.
•	Vesting: The vesting schedule for options is determined by the Compensation Committee at the time of grant.

Payment for Shares

Upon exercise of an option, the optionee may pay the exercise price in cash or cashless exercise, with the consent of the Compensation Committee, by tendering shares of common stock.

Adjustments

In the event of a stock split, merger, or other corporate event, the number of shares subject to the Plan and the exercise price of outstanding options will be adjusted as determined by the Compensation Committee.

Transferability

Options granted under the Plan are generally non-transferable, except under specific conditions as outlined in the Plan.

Termination of Employment

The Plan provides specific rules for the exercise of options upon termination of employment, including termination for cause, disability, or death.

Legal Compliance

The issuance of shares under the Plan is subject to compliance with federal and state securities laws.

Plan Duration

The Plan became effective upon adoption by the Board of Directors and options may not be granted after December 31, 2026.

F-33

Activity Under the Plan

As of November 30, 2025, the following activity has occurred under the Plan, which started in the second quarter of 2024 :

Description	Number of Shares	Weighted Average Exercise Price	Weighted average remaining life (in years)
Options Authorized	15,000,000
Options Granted	4,804,000	$0.79	5.00
Options Exercised	360,000	$0.79
Options Forfeited	(521,625)	$0.75
Options Outstanding	3,922,375	$0.79	4.00
Options Vested	1,872,817	$0.79	3.75
Options Unvested	2,049,558	$0.79	4.05

As of November 30, 2025, the intrinsic value of the 4,072,375 outstanding options was $-.

Fair Value of Options

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

•	Expected Volatility: 35%

○

The Company determined expected volatility based on an analysis of comparable publicly traded companies in the same or similar industry. As a startup in a new industry, Karbon-X lacks sufficient historical trading data. The analysis considered market trends and the high-growth, high-risk nature of the carbon management and sustainability sector. The selected volatility reflects industry patterns of startups in comparable markets, ensuring reasonability and alignment with peer data.

•	Expected Life: 5 Years

○	Based on the vesting schedule and anticipated exercise behavior of option holders.

•	Risk-Free Interest Rate: 5%

○

The rate reflects the yield on U.S. Treasury securities with a term consistent with the expected life of the options. Given the current interest rate environment, a 5% rate is appropriate for options granted during Q3 FY2025. This aligns with the Federal Reserve’s policy rates and prevailing market conditions.

•	Expected Dividends: 0%

○	The Company does not currently pay dividends, consistent with its growth-oriented business strategy.

Stock-Based Compensation Expense

For the six months ended November 30, 2025, the Company recognized stock-based compensation expense related to options of USD $196,742.

F-34

Note 11 – Commitments and Contingencies

Promissory Notes

During the period, the Company issued multiple promissory notes, including convertible and non-convertible debt instruments. Certain notes are unsecured obligations of the Company, while other notes are secured by security interests in certain Company assets pursuant to the related loan and security agreements. The specific terms of each note, including maturity, interest, conversion features, and collateral, vary by instrument.

Legal Proceedings

In February 2024, Karbon-X were notified of a former employee filing a lawsuit against the company for wrongful termination. The Company is currently counter-suing and is expecting to prevail.

Operating Leases

The Company has entered into a operating lease for office space commencing on July 1, 2025, with an early occupancy period beginning on February 1, 2025. The lease has a term of 5 years, expiring on June 30, 2030. During the early occupancy period (February 1, 2025 – June 30, 2025), no rent payments are required.

Lease right-of-use assets represent the right to use an underlying asset pursuant to the lease for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Lease right-of-use assets and lease liabilities are recognized at the commencement of an arrangement where it is determined at inception that a lease exists. These assets and liabilities are initially recognized based on the present value of lease payments over the lease term calculated using our estimated incremental borrowing rate generally applicable to the location of the lease right-of-use asset, unless an implicit rate is readily determinable. We combine lease and certain non-lease components in determining the lease payments subject to the initial present value calculation. Lease right-of-use assets include upfront lease payments and exclude lease incentives, if applicable. When lease terms include an option to extend the lease, we have not assumed the options will be exercised.

Lease expense for operating leases generally consist of both fixed and variable components. Expense related to fixed lease payments are recognized on a straight-line basis over the lease term. Variable lease payments are generally expensed as incurred, where applicable, and include agreed-upon changes in rent, certain non-lease components, such as maintenance and other services provided by the lessor, and other charges included in the lease. Leases with an initial term of twelve months or less are not recorded on the balance sheet. We recognized total lease expense of approximately $100,581 and $8,875 for the six months ended November 30, 2025 and 2024, primarily related to operating lease costs paid to lessors from operating cash flows. We entered into our operating lease in April 2024 with a term of five years.

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Future minimum lease payments under operating leases that have initial noncancelable lease terms in excess of one year at November 30, 2025 were as follows:

SCHEDULE OF FUTURE MINIMUM LEASE PAYMENTS UNDER OPERATING LEASES	Total
Calendar Year Ended
2025	$9,282
2026	116,228
2027	123,492
2028	125,913
2029	128,335
Thereafter	54,482
Total lease payment	557,731
Less: Imputed interest	(78,121)
Operating lease liabilities	479,611

Operating lease liability - current	82,810
Operating lease liability - non-current	$396,801

SCHEDULE OF OTHER SUPPLEMENTAL INFORMATION UNDER OPERATING LEASE
Weighted average discount rate	5.00%
Weighted average remaining lease term (years)	4.75

Note 12 – Subsequent Events

On December 19, 2025, 126,888 shares were issued at $0.45/share as compensation for commissions $57,100.

On January 7, 2026, 200,000 shares were issued at $0.38/share as compensation for professional services of $76,000.

On January 7, 2026, 100,000 shares were issued at $0.38/share as employee bonuses of $38,000.

On January 9, 2026, a $500,000 note was issued to a lender; in connection with this note, 56,250 shares were issued to a third party as compensation of $22,500.

The Company evaluated subsequent events through January 20, 2026 and identified no other events requiring recognition or additional disclosure.

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